UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

COCA-COLA ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 4, 2011

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises, Inc., to be held at 8:30 a.m., Eastern Daylight Time, on Tuesday, April 26, 2011 at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia.

This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.

As we did last year, we are providing our shareowners access to the proxy materials and our 2010 annual report over the internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while lowering the printing and delivery costs to us and reducing the environmental impact of our annual meeting. On or about March 17, 2011, we will mail to shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2010 annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.

Your vote is very important to us. Regardless of the number of shares you own, please vote. You can vote your shares by internet, toll-free telephone call, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Please see page 1 of the proxy statement for more detailed information about your voting options.

Very truly yours,

Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF SHAREOWNERS

Time and Date:	8:30 a.m., Eastern Daylight Time, Tuesday, April 26, 2011

Place:	Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

Record Date:	Shareowners at the close of business on February 28, 2011 are entitled to vote.

Matters to be Voted upon:

•     Election as directors of the twelve nominees named in the accompanying proxy statement for terms expiring at the 2012 annual meeting of shareowners;

•     Approval, by a non-binding advisory vote, of our executive compensation program;

•     Recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation program;

•     Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2011;

•     A shareowner proposal, if properly presented at the meeting; and

•     Any other business properly brought before the meeting and any adjournments of it.

Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by the internet or by telephone. If you request a printed copy of the proxy materials, you may complete and return by mail the proxy or voting instruction card you will receive in response to your request, or you can vote by the internet or by telephone. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

William T. Plybon
Vice President, Secretary and Deputy General Counsel

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS

to be held at 8:30 a.m., Eastern Daylight Time, on Tuesday, April 26, 2011

at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

We are furnishing this proxy statement to our shareowners in connection with the solicitation of proxies by our board of directors for the 2011 annual meeting of shareowners to be held on April 26, 2011 and any adjournment or postponement of the meeting. Our 2010 annual report accompanies this proxy statement.

This proxy statement and the 2010 annual report are first being made available on our website at www.cokecce.com or mailed to shareowners who have requested paper copies on or about March 17, 2011. Other information on our website does not constitute part of this proxy statement.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

VOTING AND THE MEETING

What is the purpose of this meeting?

This is the annual meeting of the company’s shareowners. At the meeting, we will be voting upon:

•	the election of directors whose terms will expire in 2012;

•	the approval, by a non-binding advisory vote, of our executive compensation program;

•	a recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation program;

•	the ratification of our Audit Committee’s choice of independent registered public accounting firm for 2011;

•	a shareowner proposal, if properly presented at the meeting; and

•	any other business that may properly come before the meeting.

Your board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.

How do proxies work?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Who may vote?

Common stock shareowners of Coca-Cola Enterprises, Inc. whose shares are recorded directly in their names in our stock register (“shareowners of record”) at the close of business on February 28, 2011 may vote their shares on the matters to be acted upon at the meeting. Shareowners who hold shares of our common stock in “street name,” that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record.

A list of shareowners entitled to vote at the meeting will be available for examination at our principal executive offices located at 2500 Windy Ridge Parkway, Atanta, Georgia 30339 for a period of at least 10 days prior to the meeting and during the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

How do I vote?

If you meet the above qualification, you may vote in one of the following four ways:

By the internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 25, 2011.

By telephone

On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 25, 2011.

By mail

If you are a shareowner of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

At the annual meeting

Whether you are a shareowner of record or a street name holder, you may vote your shares at the annual meeting if you attend in person. See “What do I need to bring with me in order to attend the annual meeting?” below.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and it saves us significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Why haven’t I received a printed copy of the proxy materials and 2010 annual report?

On or about March 17, 2011, we will mail a Notice of Internet Availability of Proxy Materials to our shareowners who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this proxy statement, the 2010 annual report and voting instructions over the internet at www.proxyvote.com. You may then access these materials and vote your shares over the internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a paper copy of the proxy materials, you may request one over the internet at www.proxyvote.com, by calling toll-free 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 12, 2011 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you by e-mail unless you change your election.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms. If you are a shareowner of record, we encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, Bank of New York Mellon, P.O. Box 358015, Pittsburgh PA 15252-8015 or by phone at 1-800-418-4CCE (4223). If you hold your shares in street name, you should contact your bank or broker and request consolidation.

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a later vote by internet or telephone;

•	Submitting a new proxy card or voting instruction form with a later date;

•	Notifying the company before the meeting by writing to the Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339; or

•	Voting in person at the meeting.

Attendance at the meeting will not revoke a proxy unless the shareowner actually votes in person at the meeting.

How will a quorum be determined?

The holders of a majority of shares of our common stock outstanding on February 28, 2011, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

As of the record date, 327,905,251 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you withhold authority to vote, abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee and you do not tell the nominee how to vote your shares, these shares also will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. See “What is a ‘broker non-vote?’” below.

“Withhold authority” is a shareowner’s instruction to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors. “Broker non-votes” are explained in the answer to the following question.

What is a ‘broker non-vote?’”

The New York Stock Exchange (“NYSE”) has rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
1. Election of Directors	Plurality	No
2. Advisory Vote on Executive Compensation Program	Majority	No
3. Advisory Vote on Frequency of Advisory Vote on Executive Compensation Program	Plurality	No
4. Ratification of Auditors	Majority	Yes
5. Shareowner Proposal	Majority	No

A “plurality” means, with regard to the election of directors, that the twelve nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected. A “plurality” with regard to the advisory vote on the frequency of the shareowner vote on executive compensation program means that the option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by shareowners.

A “majority” means that a proposal receives a number of “for” votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the NYSE permit such bank, broker, or other holder of record to vote. As noted above, when banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”

Although the advisory votes on Proposals 2 and 3 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareowner engagement, will take the results into account in making a determination concerning executive compensation and the frequency of such advisory votes.

What is the effect of withhold authority votes, abstentions, and broker non-votes?

Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the twelve director nominees receiving the highest number of “for” votes will be elected.

Under Delaware law (under which the company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote “against” our executive compensation program, the ratification of the selection of our auditor, and the shareowner proposal. Because the voting requirement applicable to the frequency of the shareowner vote our executive compensation program is a plurality of the shares voted on the various options, an abstention with regard to this proposal will have no effect on the outcome of the vote.

As a result of a change in NYSE rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters (they have long been prohibited from doing so on shareowner proposals that are opposed by management). Because broker non-votes are not considered under Delaware law to be entitled to vote at the meeting, they will have no effect on the outcome of the vote on the election of directors, the advisory vote on our executive compensation program, the advisory vote on the frequency of the shareowner vote on our executive compensation program, or the shareowner proposal. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors, on the two advisory votes related to our executive compensation program and on the shareowner proposal, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

How do the directors of the company recommend that I vote?

The board of directors unanimously recommends that you vote:

FOR the election of Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Donna A. James, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Garry Watts, Curtis R. Welling, and Phoebe A. Wood as directors of the company for terms expiring in 2012;

FOR the approval of our executive compensation program;

FOR ONE YEAR with regard to the frequency of the shareowner vote to approval our executive compensation program;

FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2011; and

AGAINST the shareowner proposal, if properly presented at the meeting.

What if other matters come up at the meeting?

The company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in our discretion on such matters (other than shares that are voted by the holder in person at the meeting).

How are my shares voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a shareowner of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted “for” each of the nominees for director listed in this proxy statement, “for” the approval of the company’s executive compensation program, “for one year” with regard to the frequency of the shareowner vote to approve our executive compensation program, “for” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2011, and “against” the shareowner proposal. This authorization would exist, for example, if a shareowner of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. For street name holders, see “What is a ‘broker non-vote?’” regarding the ability of banks, brokers, and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

Are votes confidential? Who counts the votes?

We will hold the votes of all shareowners in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation;

•	to allow the independent inspectors of election to certify the results of the vote; or

•	if you write comments to us on the proxy card or voting instruction form.

We have retained Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Additionally, representatives of Broadridge will serve as inspectors of election to determine the existence of a quorum and the validity of proxies and ballots, to certify the voting results and to perform any other acts required under Delaware law.

What do I need to bring with me in order to attend the annual meeting?

If you are a shareowner of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.

If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on February 28, 2011. We can use that to verify your beneficial ownership of common stock and admit you to the meeting. If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

Additionally, all persons will need to bring a valid government-issued photo ID to gain admission to the meeting.

Please note that, for safety and security reasons, cellular telephones, cameras, sound or video recording equipment, other electronic devices, and large bags, briefcases, and packages will not be allowed in the meeting room.

How is the meeting conducted?

We intend to conduct the meeting in an orderly and timely manner. Rules of conduct for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may rely upon the rules of conduct, applicable law, and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Who is paying the costs of the proxy and proxy solicitation?

We are paying the cost related to the preparation, printing, and distribution of all of the proxy materials. We have engaged MacKenzie Partners, Inc. to assist us in the solicitation of proxies. We expect to pay MacKenzie approximately $15,000 for these services plus expenses. Some of our directors, officers, or employees may also solicit shareowners by mail, email, facsimile, telephone, or personal contact. None of these individual solicitors will receive additional or special compensation for doing this. Additionally, we reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials and obtaining voting instructions from their customers.

I share an address with another shareowner, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?

The rules of the Securities and Exchange Commission (“SEC”) permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more shareowners reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials to shareowners who share an address unless we received contrary instructions from the affected shareowners prior to the mailing date. We will mail a separate copy of any of the above-referenced documents, if requested, to any shareowner at a shared address to which a single copy of those documents was delivered. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by shareowners who share an address and are currently receiving multiple copies, can be made by shareowners of record by contacting our corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339. Such requests by street name holders should be made through their bank, broker, or other holder of record.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PRINCIPAL SHAREOWNERS

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of December 31, 2010.

Name	Number of Shares Owned		Percent of Class
BlackRock, Inc.	20,525,717	[1]	6.09%
40 East 52nd Street New York, NY 10022

The Vanguard Group, Inc.	17,807,832	[2]	5.25%
100 Vanguard Blvd. Malvern, PA 19355

1        Based on Schedule 13G dated February 8, 2011 filed by BlackRock, Inc. based on common stock held on December 31, 2010.

2        Based on Schedule 13G dated February 10, 2011 filed by The Vanguard Group, Inc. based on common stock held on December 31, 2010. (420,094 sole voting power; 17,378,738 shared dispositive power)

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.	ELECTION OF DIRECTORS

The board of directors presently consists of twelve members, eleven of whom are nonmanagement directors.

The board of directors, based on recommendations of the Governance and Nominating Committee, has nominated Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Donna A. James, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Garry Watts, Curtis R. Welling, and Phoebe A. Wood for election as directors at the annual meeting. If all twelve of the nominees are elected, each of the nominees will hold office for a one-year term ending at the annual meeting of shareowners in 2012, or upon his or her earlier retirement, resignation, removal, or death.

Each of the candidates is a current director of the company, and all of the candidates except Mr. Bennink and Mr. Watts were elected as directors by the shareowners at annual meetings of the company’s predecessor entity, Coca-Cola Enterprises Inc. (“Legacy CCE”), held in previous years. Both Mr. Bennink and Mr. Watts were appointed as directors by the board of directors in 2010 to serve until the 2011 annual meeting of shareowners.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is identified, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is provided in “GOVERNANCE OF THE COMPANY — Current Board of Directors and Nominees for Election” in this proxy statement. A description of the procedures and considerations applicable to the nomination of persons for election as directors is contained in “GOVERNANCE OF THE COMPANY — Nominations to the Board.”

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote FOR the election of Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Donna A. James, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Garry Watts, Curtis R. Welling, and Phoebe A. Wood as directors for terms expiring at the 2012 annual meeting of shareowners and until their respective successors are elected and qualified.

GOVERNANCE OF THE COMPANY

Board of Directors

The board of directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of the company and our shareowners. The board’s responsibilities include:

•	selecting and evaluating the performance of the chief executive officer and other senior officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior officers;

•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions;

•	overseeing the conduct of our business;

•	assessing our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures; and

•	ensuring compliance with law and ethics.

The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The board has adopted corporate governance guidelines that establish general guiding principles of corporate governance to assist the board in performing its duties. The board’s Governance and Nominating Committee is responsible for reviewing the guidelines periodically and suggesting revisions to the board as appropriate.

Board Leadership Structure

Chairman and Chief Executive Officer

The board of directors does not have a formal policy with respect to whether the CEO should also serve as chairman of the board. The board makes this decision based on its evaluation of the circumstances in existence and the specific needs of the company, and the board, at any time it is considering either or both roles. When making this decision, the board considers factors such as:

•	the person filling each role;

•	the presence of an independent presiding director and the person in that role;

•	the composition, independence, and effectiveness of the entire board;

•	other corporate governance structures in place;

•	the compensation practices used to motivate our leadership team;

•	the company’s leadership succession plan; and

•	the competitive and economic environment facing the company.

The board of directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our shareowners.

Mr. Brock has served as chairman of the board and CEO of both Legacy CCE and the company since 2008. As chairman, Mr. Brock sets the strategic policies for the board (with input from the presiding director, as discussed further below), presides over the board’s meetings, and communicates the board’s strategic findings and guidance to management. In his position as CEO, he has primary responsibility for the day-to-day operations of the company and provides leadership on the company’s key strategic objectives. This structure has proven to be an effective one for governing the company, and the board believes this approach has enhanced efficiency in the board’s and management’s decision-making processes. The board believes that, especially in view of the large size, complexity, and international scope of the company, the combination of these two roles provides more consistent communication and coordination throughout the organization and better oversight of risk. Combining these roles also results in a more effective and efficient implementation of corporate strategy and is important in unifying the company’s strategy. For example, it was very helpful for Mr. Brock to be able to provide both active consultation with the board and close supervision of our management team during the company’s 2010 transaction with The Coca-Cola Company.

Moreover, the board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined chairman and CEO. Specifically:

•	eleven of the twelve current directors of the company are independent directors;

•	as required by NYSE rules, all of the members of the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors;

•	the independent directors annually elect an independent director to serve as the presiding director of the board;

•	the board and its committees conduct regularly scheduled meetings in executive session, outside the presence of Mr. Brock and other members of management;

•	the board and its committees remain in close contact with, and receive reports on various aspects of the company’s management and enterprise risk directly from, the company’s senior management; and

•	the board and its committees frequently interact with employees of the company outside the ranks of senior management.

Presiding Director

The board instituted the presiding director position to provide an additional measure of balance, ensure the board’s independence, and enhance its ability to fulfill its management oversight responsibilities. As noted previously, the independent directors elect a presiding director annually from among the independent directors. L. Phillip Humann currently serves as the presiding director. The presiding director:

•	presides over all meetings of the directors at which the chairman is not present, including executive sessions of the independent or nonmanagement directors;

•	has the authority to call meetings of the independent or nonmanagement directors;

•	frequently consults with the chairman and CEO about strategic policies;

•	provides the chairman/CEO with input regarding board meetings;

•	serves as a liaison between the chairman/CEO and the independent or nonmanagement directors;

•	is available for direct communication with major shareowners upon request; and

•	otherwise assumes such responsibilities as may be assigned to him by the nonmanagement or independent directors.

We believe that having a combined chairman and CEO, coupled with a substantial majority of independent, experienced, and nonmanagement directors, including a presiding director with specified responsibilities on behalf of the independent directors and nonmanagement directors; key board committees comprised entirely of independent directors; and strong and effective corporate governance guidelines provides the right leadership structure for our company and is best for our company and its shareowners at this time.

Independent Directors

The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director, in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has affirmatively determined that a majority of its current members are “independent,” as defined below.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of these three committees meet the independence and other requirements of the NYSE rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.

NYSE Rules Regarding Independence

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services and other relationships. If a director does not fall within one of those categories of relationships, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in section 3 of its Board of Directors Guidelines on Significant Corporate Governance Issues, which is available on our website at www.cokecce.com under “Corporate Governance,” then “Board of Directors Guidelines.” The guidelines also are available in printed form without charge to any shareowner requesting them. Any such request must be directed to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

The independence guidelines are:

A.	A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period (as defined following Section 3.C. below) been, employed with the Company;

(2)	a member of the Director’s immediate family is now, or has within the Look Back Period been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)	the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(6)	the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(7)	the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(8)	the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(9)	the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a nonindependent Director.

As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards (generally, the last three years), and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Determinations of Independence

The board has determined that eleven of its twelve current members and nominees are independent and meet the standards set by the NYSE and our guidelines. In making this determination, our board first applied its guidelines, then affirmatively determined, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the company. The directors determined to be independent are:

Jan Bennink

Calvin Darden

L. Phillip Humann

Orrin H. Ingram II

Donna A. James

Thomas H. Johnson

Suzanne B. Labarge

Véronique Morali

Garry Watts

Curtis R. Welling

Phoebe A. Wood

In making its independence determinations, the board considered the fact that Mr. Darden, Mr. Humann, Ms. Labarge, and Ms. Morali are, or within the past three years have been, directors or officers of, or consultants to, corporations with which we or Legacy CCE conduct business in the ordinary course. With regard to Mr. Darden, the board considered the fact that he is a director of Target Corporation, which was a customer of Legacy CCE. The board considered the fact that Mr. Humann was in 2009 a consultant to SunTrust Banks, Inc., with which we do, and Legacy CCE did, business. The board considered that Ms. Labarge is a director of Deutsche Bank AG, with which we do business. The board also considered that Ms. Morali is a director of, and an employee of an affiliate of, Fitch, Inc., which provided certain ratings services to Legacy CCE and continues to provide such services to us. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Transactions with Fitch, Inc.”

The board believes that all transactions with these companies were on arm’s-length terms that were reasonable and competitive, and that Mr. Darden, Mr. Humann, Ms. Labarge, and Ms. Morali did not personally benefit from such transactions. Accordingly, the board concluded that these relationships are not material and have no effect on the independence of those four directors. Because of the company’s extensive operations, transactions and director relationships of this nature are expected to take place in the ordinary course of business in the future.

Communications with the Presiding Director, the Board, and Its Committees

Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board by directing correspondence to such group or persons in care of the corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 1-877-627-8685.

Policy Regarding Board Attendance at Shareowner Meetings

All but one of the thirteen members of the board of directors who were directors at the time of the Legacy CCE 2010 annual meeting of shareowners attended the meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Board of Directors Guidelines on Significant Corporate Governance Issues

As mentioned, our board has adopted Board of Directors Guidelines on Significant Corporate Governance Issues. These guidelines are available on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors Guidelines” and are available in printed form without charge to any shareowner requesting them. Any such request must be directed to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

Code of Business Conduct

We have a Code of Business Conduct that covers the members of our board of directors, as well as our officers and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. This group includes, without limitation, our chief executive officer, chief financial officer, and chief accounting officer.

A copy of the code is posted on our website, www.cokecce.com, under “Corporate Governance.” The code is available in print to any person without charge, upon request sent to the corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

If we amend or grant any waivers under the code that are applicable to our chief executive officer, our chief financial officer, or our chief accounting officer and that relate to any element of the SEC’s definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.cokecce.com, under “Corporate Governance.”

How Members of the Board of Directors Are Selected

Composition of the Board

Our board is authorized to have a minimum of three and a maximum of 15 members. We currently have twelve members. The company’s bylaws require that directors serve one-year terms and stand for election at each annual meeting of shareowners.

Nominations to the Board

Director Qualifications

Consistent with our Board of Directors Guidelines on Significant Corporate Governance Issues, the Governance and Nominating Committee of our board reviews at least annually the appropriate skills and characteristics of our board members in the context of the then-current make-up of the board. This review includes consideration of factors such as diversity, experience, business or academic background, and other criteria that the committee and the board find to be relevant.

In particular, the board and the committee believe that sound governance of our complex, international company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, the board and the committee believe that the board should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences, skills, ages, genders, races, national origins and viewpoints that contribute to board heterogeneity. Although the board does not have a formal policy regarding board diversity, the board believes that having such diversity among its members enhances the board’s ability to make fully informed, comprehensive decisions and demonstrates leadership with respect to the company’s initiatives to recruit and retain the best employees, including women and minorities.

The composition of our current board of directors demonstrates the board’s commitment to diversity in a number of areas. As evidenced in “GOVERNANCE OF THE COMPANY — Current Board of Directors and Nominees for Election,” our board is comprised of women and men of differing backgrounds, educations, business and other experiences, skills, ages, genders, races, national origins and viewpoints.

The board’s diversity objective is implemented and monitored and its effectiveness is assessed through the Governance & Nominating committee’s annual or more frequent review of the composition of our board and through the annual board and committee self-evaluation process, which in each case includes a determination of whether the board would be enhanced by the addition of one or more directors. If so, the committee, with input from our chairman of the board, considers potential nominees to the board, with a goal of enhancing the diversity and balance of skills, background, experience, and viewpoints represented on the board.

Although we generally seek diversity in the ages of our directors, our bylaws disqualify anyone who has reached the age of 70 from being nominated or re-nominated for election by shareowners as director, provided that a person who has not attained the age of 71 shall be eligible to fill a vacancy caused by the retirement, removal, or resignation of a director if that person does not stand for election upon the expiration of the term of the director whose office became vacant.

Nomination Procedures

Section 12 of Article II of our bylaws sets forth the procedures by which shareowners may formally nominate persons for election to the board by our shareowners at an annual or special meeting of our shareowners (as well as procedures by which shareowners may propose other business for shareowner action at any annual (but not special) meeting of our shareowners). The following summary of our formal director nomination procedures is qualified in its entirety by reference to Section 12. Our bylaws can be found on our website at www.cokecce.com under “Corporate Governance.”

Any person wishing to make a formal nomination must be a shareowner at the time the nomination is made and at the time of the meeting, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions. The notice provisions provide that, in the case of an annual meeting, notice of the shareowner’s intention to make the nomination must be given to our corporate secretary at our headquarters no more than 120 days and no fewer than 90 days before the anniversary of the preceding year’s annual meeting of shareowners (or, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the preceding year’s annual meeting, the notice must be given to our corporate secretary at our headquarters no more than 120 days prior to the date of the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the date on which we publicly announce the date of the annual meeting). In the case of a special meeting at which the board of directors has determined that directors shall be elected, notice of the shareowner’s intention to make a nomination must be given to our corporate secretary at our headquarters no more than 120 days prior to the date of the special meeting and no fewer than the later of 90 days before the special meeting or the 10th day after the day on which the date of the special meeting is publicly announced. In either case, the notice must contain all the information about the nominee that would be required to be included in a proxy statement, must be accompanied by the nominee’s written consent to serve as a director if elected, and must contain all the information about the shareowner making the nomination that is required by Section 12 of Article II of the bylaws. If the shareowner has complied with all of the requirements of Section 12, he or she may nominate the nominee at the meeting of shareowners.

In addition to the formal nomination procedures contained in our bylaws, the committee will consider director candidates proposed to it by shareowners at any time. Any such proposals should be sent to the committee. See “Communications with the Presiding Director, the Board, and Its Committees” above. The proponent must submit evidence that he, she, or it is a shareowner of Coca-Cola Enterprises, Inc. together with a statement of the proposed nominee’s qualifications to be a director.

If the Governance and Nominating Committee determines that adding a new director is advisable, it may consider potential nominees from various sources, including management, directors, shareowners, and other third parties, including, if the committee deems necessary or appropriate, a search firm retained to assist in a formal search. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will evaluate the candidates based on the needs of the board at the time and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and, if it chooses a nominee, either appoint the nominee to fill a vacancy or newly created directorship on the board or direct that the nominee stand for election at the next annual meeting of the shareowners.

Current Board of Directors and Nominees for Election

Set forth below is information regarding those persons who are being nominated for election as directors by the shareowners at the 2011 annual meeting. As the information that follows indicates, each nominee brings strong and unique experience, qualifications, attributes, and skills to the board. This provides the board, collectively, with competence, experience, and perspective in a variety of areas, including corporate governance and board service; executive management; the beverage and other consumer goods industries, particularly in Western Europe; finance, investments, and accounting; manufacturing and distribution; international business; and the Coca-Cola system.

Nominees for Election to Terms Expiring 2012

Name	Principal Occupation and Other Information	Age	Our Director Since
John F. Brock

Mr. Brock has been Chairman of the company and of Legacy CCE since April 2008 and Chief Executive Officer since April 2006. He was President of Legacy CCE from April 2006 to April 2008. From February 2003 until December 2005, he was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company.

From April 2007 to December 2007, Mr. Brock served as a director of Dow Jones & Company, Inc., a publisher and provider of global business and financial news. From 2004 to 2006, he served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. From 2005 to 2006, he served as a director of Interbrew/Inbrew, a beer brewing company. He also served as a director of Reed Elsevier, a publisher, from 1999 to 2005.

Through Mr. Brock’s international beverage industry experience and his service as the company’s chairman and CEO, he has developed the leadership and consensus-building skills; knowledge of our industry, customers, and competition; knowledge of the Coca-Cola bottling system; and the relationships necessary to lead our company. Mr. Brock’s experience with international beverage businesses, particularly in Western Europe, provides him with a uniquely informed perspective on the international beverage industry. In addition, his highly effective management of the company’s 2010 transaction with The Coca-Cola Company demonstrates his deep base of knowledge and leadership skill.

		62	2006

Name	Principal Occupation and Other Information	Age	Our Director Since
Jan Bennink

Mr. Bennink is executive chairman of Sara Lee Corp., a food products company. From 2002 until 2007, Mr. Bennink served as chief executive officer of Royal Numico, a baby food and clinical nutrition company. During the period 1997- 2002, Mr. Bennink served as President of the Dairy Division and member of the Executive Committee of Danone Group, a global producer of cultured dairy and bottled water products. Mr. Bennink has also held a variety of leadership roles with Joh. A. Benckiser, a manufacturer of cleaning supplies and cosmetics, and Procter and Gamble, an international consumer products company. He is a native of The Netherlands.

Mr. Bennink previously served on the boards of directors of ABN ARMO Bank, a financial services company, Boots Company Plc, a retail sales company, Dalli-Werke GmbH & Co KG, a manufacturer of laundry detergent products, and Kraft Foods Inc, an international food and beverage company.

An international business leader, Mr. Bennink has extensive experience in the food and beverage industry and has served in leadership roles in manufacturing and distribution businesses that are directly comparable to our business. He has significant business experience in Western Europe, where our business operations are located. His understanding of markets there, particularly in the Benelux, where we have significant operations, provides a helpful base of knowledge for our board as a whole.

		54	2010

Calvin Darden
	Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc. (“UPS”), an express carrier and package delivery company, from January 2000 until his retirement in 2005. This experience is valued by the company’s board, and translates directly to his board service, because a significant portion of our operations are comprised of product storage and distribution activities. Mr. Darden is also a director of Target Corporation, a variety retailer, and Cardinal Health, Inc., a provider of products and services supporting the health care industry.	61	2004

Name	Principal Occupation and Other Information	Age	Our Director Since

As chair of our Corporate Responsibility and Sustainability Committee, Mr. Darden has developed valuable expertise in leading an evolving area of corporate governance that is a key element of the company’s operating framework.

L. Phillip Humann

Mr. Humann was Chairman of the Board of SunTrust Banks, Inc., a bank holding company, from March 1998 to April 2008, also serving as Chief Executive Officer from March 1998 until December 2006 and President from March 1992 until December 2004.

Mr. Humann’s experience as chairman and CEO of a large financial institution provides him not only with expertise regarding banking and finance – areas that assist in understanding the intricacies of our company’s finances – but also with leadership and consensus-building skills that are valuable in his role as our board’s presiding director.

Mr. Humann is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. These directorships provide Mr. Humann with an understanding of the consumer goods and services industries, which have application to the industries and markets in which we compete.

		65	1992

Orrin H. Ingram II

Mr. Ingram has been President and Chief Executive Officer of Ingram Industries Inc., a diversified products and services company, since 1999. Before that, he held various positions with Ingram Materials Company and Ingram Barge Company, and was co-president of Ingram Industries from January 1996 to June 1999. He is a director of Ingram Micro Inc., a global information technology distributor.

Mr. Ingram’s experience as an executive at companies in the wholesale, distribution, consumer goods, and transportation services industries provide him with a broad perspective on our company’s operations, which include aspects of each of these segments. Also, his experience as a director of a public company that is a global distributor has direct application to our business.

		50	2008

Name	Principal Occupation and Other Information	Age	Our Director Since
Donna A. James

Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. She was President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 until March 2006. Prior to that, she was Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 2000 until 2003 and served as a senior corporate executive for the preceding 10 years.

These experiences have provided Ms. James with valuable skills in the areas of finance, accounting, and human resources. Ms. James’s background and skills have qualified her to chair the company’s audit committee and to serve as an audit committee financial expert.

Ms. James is a director and chair of the audit committee of Limited Brands, Inc., a retailer of women’s apparel, personal care and beauty products; a director of Conseco Inc., a provider of life, health, and annuity products; and a director and member of the audit committee of Time Warner Cable, Inc., a cable television and internet subscription company. Further, through her service as chair of our and Limited’s audit committees, Ms. James has obtained beneficial experience in leading committees requiring substantive expertise. She is uniquely qualified to inform our board’s opinions regarding all aspects of governance best practices.

		53	2005

Thomas H. Johnson
	Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, from November 2005 to the present. Since 2008, he has also served as Chief Executive Officer of the Taffrail Group, LLP, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005.	61	2007

Name	Principal Occupation and Other Information	Age	Our Director Since

Through these executive management experiences, Mr. Johnson brings investment, manufacturing, and distribution expertise to bear on his service as a member of the company’s board, and also has extensive international management experience in Europe. His manufacturing and distribution experience is valuable to the board because it closely aligns with our operations, and his investment experience facilitates an in-depth understanding of the company’s finances.

Mr. Johnson is also a director of GenOn Corporation, a producer of electricity, ModusLink Global Solutions, Inc., a supply chain business process management company, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of Mirant Corporation, a producer of electricity, and Superior Essex Inc., a wire and cable manufacturer.

Suzanne B. Labarge

Ms. Labarge was Vice Chairman and Chief Risk Officer of RBC Financial Group, an international financial services company, from 1999 until her retirement in 2004. She is a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and from January 2005 to May 2007, she was a director of Novelis, Inc., a Canadian producer of aluminum products, and was the chair of its audit committee. Ms. Labarge has also served on the Board of Governors of McMaster University since 1999. She is a native of Canada.

Through her experience as an officer and director, Ms. Labarge brings international business expertise and finance and investment skills to her board service with the company. She also has a deep understanding of compliance best practices. Ms. Labarge’s expertise, experience, and skills also qualify her to serve as an audit committee financial expert.

Because our business takes place in international markets, Ms. Labarge’s experience and understanding in the areas of international finance and investments are particularly valued by the board.

		64	2007

Name	Principal Occupation and Other Information	Age	Our Director Since
Véronique Morali

Ms. Morali is the chairman of Fimalac Développement (“Fimalac”), the parent company of the international financial services organization, Fitch Group, a financial services holding company. In addition, Ms. Morali holds the following titles at organizations within the Fitch Group: board member and vice-chairman, Fitch Group, Inc. (USA); and board member, Fimalac (SA) and Fitch, Inc. (USA). She was a director and chief operating officer of Fimalac from 1990 to 2008. Ms. Morali also serves as founder and CEO of Terrafemina.com, a website designed for women between the ages of 35 and 50, and she served four years in the French Civil Service as Inspector General at the Ministry of Finance. She is a native of France.

Because our business is based in Western Europe, Ms. Morali’s European business and government experience is a very important asset to the board. In particular, Ms. Morali’s business experience specific to France, where we have significant operations, provides the board a uniquely informed European and French perspective.

Ms. Morali served as a non-executive director at Tesco, one of the world’s leading retailers, from 2000 to 2005 and also served as a board member for Havas, an international advertising group. She currently serves as a board member for Publicis Groupe, a French advertising and communications company, and LCF Rothschild Group, a private bank and financial institution. These current and prior board experiences provide Ms. Morali with a strong basis for understanding our business and governance processes.

		52	2010

Name	Principal Occupation and Other Information	Age	Our Director Since
Garry Watts

Mr. Watts was Chief Executive Officer of SSL International, a British manufacturer and distributor of healthcare products, from 2003 to November 2010. Before that, he was Chief Financial Officer of SSL International from 2001 to 2006. He is a native of Great Britain.

Mr. Watts is a United Kingdom chartered accountant and served as Chief Financial Officer of Medeva plc, an international prescription pharmaceutical company, from 1996 to 2000. Prior to that he was an audit partner with KPMG LLP, an international audit, tax and advisory firm, in London. Since 2005, Mr. Watts has been a director of Stagecoach Group plc, a transportation company based in Great Britain, and is chair of its audit committee. Until 2008, he was a director at Protherics plc, a biopharmaceutical company.

Mr. Watts has had an extensive career in a variety of businesses with direct correlation to the company’s own consumer product manufacturing and distribution operations. His deep business experience in Western Europe, particularly in Great Britain where we have significant operations, is highly valued. His expertise, experience, and skills also permit him to provide unique insight into financial issues the company faces and qualify him to serve as an audit committee financial expert.

		54	2010

Curtis R. Welling
	Mr. Welling has been President and Chief Executive Officer of AmeriCares Foundation, a nonprofit worldwide humanitarian aid and disaster relief organization, since 2002. Before that, he served as Chief Executive Officer of Princeton eCom Corp, an electronic bill presentment and payment company, and SG Cowen Securities Corporation, a securities brokerage firm, and held several executive and management positions with Bear, Stearns, and Co. and the First Boston Corporation (now Credit Suisse), both of which are financial advisory and services companies.	61	2007

Name	Principal Occupation and Other Information	Age	Our Director Since

Mr. Welling brings finance and business leadership skills from his career in the nonprofit sector and the financial services and securities industries. His finance and transaction expertise is valuable for evaluating the company’s business performance and plans. His tenure with an international aid organization provides a well-rounded perspective regarding the impact of the company’s business on the global community.

In addition, as chair of our Franchise Relationship Committee, Mr. Welling has developed valuable expertise in leading a specialized committee that is essential to the ongoing relationship between the company and The Coca-Cola Company and to consideration of strategic opportunities.

Phoebe A. Wood

Since 2008, Ms. Wood has been a principal at CompaniesWood, a consulting firm specializing in early stage investments. She was Executive Vice President and Chief Financial Officer of Brown-Forman, a manufacturer and marketer of alcoholic beverages, from 2001 to 2006 and Vice Chairman from 2006 to 2008.

Ms. Wood currently serves on the boards of directors and audit committees of Leggett & Platt, Inc., a diversified manufacturer, and Invesco Ltd., a global investment management company, and was a director of OshKosh B’Gosh Inc., a manufacturer of children’s clothing, from 2002 to 2005.

Ms. Wood’s experience as CFO of an international beverage company provides us with financial expertise in the beverage industry, and her experience as principal of an investment consulting firm provides us with investment experience. This experience, together with her directorships at consumer goods and investment management companies, provides her a deeply informed perspective on our company, its finances, its global markets and the beverage industry. Ms. Wood’s expertise, experience, and skills also qualify her to serve as an audit committee financial expert.

		57	2010

Committees of the Board

The board has seven standing committees: Audit, Corporate Responsibility and Sustainability, Executive, Finance, Franchise Relationship, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors.” Our corporate secretary will furnish a printed copy of any charter upon the request of any shareowner.

The directors serving on each committee are appointed by the board. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.

The following table lists the members of each of the standing committees as of the date of this proxy statement:

	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Franchise Relationship	Governance and Nominating	Human Resources and Compensation
John F. Brock		X	X
Jan Bennink				X	X
Calvin Darden		Chair		X		X
L. Phillip Humann			X			Chair	X
Orrin H. Ingram II				Chair	X		X
Donna A. James	Chair*				X	X
Thomas H. Johnson				X		X	Chair
Suzanne B. Labarge	X			X
Véronique Morali		X					X
Garry Watts	X			X
Curtis R. Welling		X			Chair		X
Phoebe A. Wood	X				X

* Effective April 26, 2011, Ms. Labarge will become chair of the Audit Committee.

During 2010, the boards of Legacy CCE and the company met 18 times and acted by written consent 3 times and the committees met as indicated below:

	Legacy CCE	The Company

Affiliated Transaction Committee	12 meetings	N/A

Audit Committee	6 meetings	4 meetings

Corporate Responsibility and Sustainability Committee	2 meetings	3 meetings

Executive Committee	No meetings	No meetings

Finance Committee	3 meetings	3 meetings

Franchise Relationship Committee	N/A	3 meetings

Governance and Nominating Committee	4 meetings	5 meetings

Human Resources and Compensation Committee	6 meetings	5 meetings 1 by written consent

Each director attended at least 75% of the aggregate number of board and committee meetings that were held during 2010 while he or she was a member of the board or the committee.

The functions of each committee and any special qualifications for membership are described below.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls over financial reporting and disclosure, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements and financial reporting controls, ethics programs, legal compliance, enterprise risk, and other matters the board deems appropriate.

The Audit Committee administers the company’s related person transaction policy, except for transactions between the company and The Coca-Cola Company, which are the responsibility of the Franchise Relationship Committee. Under our policy, which is in writing and which was adopted by the board, any transactions between the company and a “related person” must be examined by the relevant committee to be sure that the transaction in question is either in the best interests of the company and its shareowners or is not inconsistent with those interests. The “related persons” are (i) directors and executive officers of the company or The Coca-Cola Company, (ii) beneficial owners of more than 5% of any class of the company’s or The Coca-Cola Company’s equity securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for certain pre-approved transactions that do not affect the determination of director independence or transactions with The Coca-Cola Company, where the transaction must not be in the ordinary course of business and the amount must exceed $10 million.

All members must be independent and must meet additional NYSE qualifications applicable to Audit Committee members. The board has determined that each member meets all of those qualifications.

The board has determined that Ms. James, Ms. Labarge, Mr. Watts and Ms. Wood, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s rules. Biographical information for each is found in “GOVERNANCE OF THE COMPANY—Current Board of Directors and Nominees for Election.”

For additional information about the Audit Committee’s oversight of the risks faced by the company, see “Board of Directors Oversight of Risk” below.

Corporate Responsibility and Sustainability Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public with specific oversight of corporate responsibility and sustainability, legislative and regulatory issues, and diversity management programs.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Finance Committee—Reviews the annual budget and business plan and the company’s performance against those plans, dividend policy, capital structure, and capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and also evaluates returns on capital expenditures.

Franchise Relationship Committee—Reviews, considers, and negotiates on behalf of the company any proposed merger or consolidation between us and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in the company, any purchase by the company from The Coca-Cola Company of goods and services other than in the ordinary course of business, any transaction involving the acquisition or disposition by the company of franchise rights or territories, any other transaction between the company and The Coca-Cola Company or any other franchisor having an aggregate value exceeding $10 million, and any other transactions between the company and The Coca-Cola Company or any other franchisor that may be referred to the committee by the board. This committee is responsible for reviewing “related person transactions” between the company and The Coca-Cola Company pursuant to the company’s related person transaction policy, summarized above under the description of the Audit Committee.

The committee’s charter specifies that the Franchise Relationship Committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee. Each member meets these qualifications.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues in consultation with the CEO; evaluates and recommends candidates to succeed the CEO; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; and also considers candidates for election to the board submitted by shareowners.

The process by which the committee considers nominees to the board is described in “GOVERNANCE OF THE COMPANY—Nominations to the Board.”

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Human Resources and Compensation Committee—Establishes the company’s philosophy and goals related to our executive compensation program; coordinates evaluation of the performance of the CEO by the independent directors; approves the compensation of the CEO and other senior officers; recommends to the board of directors the adoption, termination and significant amendment of, and oversees the administration of, equity-based plans, incentive plans, and other employee benefit plans designed to provide compensation primarily for senior officers; oversees talent development and succession planning for senior officer positions (other than the position of CEO).

The committee also reviews at least annually the employee retirement programs and approves amendments to the programs. The committee may delegate its responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan professionals who are responsible for the administration and investment of the assets of our company-sponsored retirement plans.

The board of directors has delegated to a Equity Award Committee, the sole member of which is our CEO, limited authority to make equity grants or modify outstanding equity awards. The Equity Award Committee cannot take any of these actions with respect to awards to senior officers of the company.

Effective October 21, 2010, the committee engaged Meridian Compensation Partners to serve as its independent compensation advisory firm. Previously during 2010, Frederic W. Cook and Co. served as the committee’s independent compensation consultants and advised the committee with respect to the compensation of our CEO and other senior officers, and the design of our executive compensation program. The committee’s independent compensation consultants are also responsible for advising the committee on current practices and trends in executive compensation.

Compensation Committee Interlocks and Insider Participation

During 2010, Ms. Morali and Messrs. Darden, Humann, Ingram, Johnson, and Welling served on the company’s and Legacy CCE’s Human Resources and Compensation Committees. None of them has been at any time an officer or employee of the company, each was determined to be an independent director, and, except for Ms. Morali, none of them has had any related person transactions that require disclosure under the SEC’s proxy rules. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Transactions with Fitch, Inc.” Further, as required by the SEC’s proxy rules, we have confirmed that no executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2010, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon those reviews and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

February 7, 2011	Thomas H. Johnson, Chair L. Phillip Humann Orrin H. Ingram II Véronique Morali Curtis R. Welling

Board of Directors Oversight of Risk

While risk management is primarily the responsibility of the company’s management team, the board of directors is responsible for the overall supervision of the company’s risk management activities. The board’s oversight of the material risks faced by our company—including matters such as credit and liquidity risks, the impact of our compensation policies on corporate risk-taking by our executives, and risk-focused auditing strategies—occurs at both the full board level and at the committee level.

The board’s Audit Committee has oversight responsibility not only for financial reporting with respect to the company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s Enterprise Risk Management process that monitors and manages key business risks facing the company. The Audit Committee also oversees the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities.

As a part of its oversight of Enterprise Risk Management, the Audit Committee works directly with the company’s Compliance and Risk function. Charged with responsibility for supervision of enterprise risk and compliance processes, the company’s Chief Compliance and Risk Officer reports to and receives direction from the Audit Committee at each committee meeting, and also communicates directly with the committee and its chair from time-to-time regarding compliance and risk issues. At least annually, the full board also receives reports regarding the Compliance and Risk function.

Management also provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full board at each regular meeting of the board. At least once every year, the Audit Committee reviews the allocation of risk responsibility among the board’s committees and implements any changes that it deems appropriate.

In addition to the reports from the committees, the board receives presentations throughout the year from various functions and business unit leaders that include discussion of significant risks as necessary. At each board meeting, the chairman and CEO addresses, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing the company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current board leadership structure, as it allows our independent directors, through the four fully independent board committees and otherwise, to exercise effective oversight of the actions of management, led by Mr.  Brock as chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation

For 2010, the Governance and Nominating Committee of Legacy CCE recommended, and the Legacy CCE board approved, revisions to its prior board compensation program to increase the level of pay for its directors for the first time since 2005, to eliminate meeting fees, and to increase the percentage of the annual retainer provided in form of equity. Following a review of the market data for Fortune 350 and Fortune 500 companies, our Governance and Nominating Committee determined that continuing substantially the same compensation program for directors of the company was appropriate and consistent with competitive market practices. Directors who are our employees do not receive any compensation for their service on the board, but are entitled to reimbursement of certain expenses incurred in connection with such service.

Our outside directors receive:

•	$110,000 annual retainer, paid in cash;

•	$120,000 annual retainer, provided as equity;

•

$10,000 annual cash retainer for service as chair of a committee ($20,000 for service as chair of the Audit Committee and $15,000 for service as chair of the Human Resources and Compensation Committee);

•	$5,000 annual cash retainer for service as a member of the Audit Committee or Human Resources and Compensation Committee; and

•

$5,000 annual cash retainer for service as the presiding director and chair of the Governance and Nominating Committee (this retainer is $10,000 if the director is not also chair of the Governance and Nominating Committee).

We pay the cash portion of the annual retainer in equal quarterly installments. The cash retainer for a director who has a partial month of service (due to joining or leaving the board during the month) is calculated in whole months, provided he or she has served at least 10 days during the partial month. Otherwise, one-third of the month’s retainer is payable.

The equity portion of the annual retainer is provided in the form of phantom stock unit credits under our Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”). On November 5, 2010, each director’s account under the Directors Plan was credited with phantom stock units with a value equal to $30,000 times the number of calendar quarters that he or she served on our board (and the board of Legacy CCE) during 2010. In December 2010, the board amended the Directors Plan to provide, effective January 1, 2011, that $30,000 in phantom stock units will be credited to each director’s account under the Directors Plan on the first day of each calendar quarter. The number of phantom stock units is determined using the closing price of the company’s stock on the last trading day of the previous quarter.

Our directors are also eligible to defer all or a portion of their cash retainers under the Directors’ Plan on a voluntary basis. Although the Directors Plan previously permitted participants to elect whether their voluntary deferrals should be treated as if invested in our common stock (through the use of phantom stock credits) or in a cash credit account, all current participants elected, effective January 1, 2010, to have 100% of their Directors Plan accounts treated as invested in our common stock. Also effective January 1, 2011, all future voluntary deferrals will be treated as invested in our common stock.

All amounts credited under the Directors Plan, whether as the equity portion of the director’s annual retainer or through voluntary deferrals, are only payable after the director leaves the board.

We reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development. From time to time, a director’s spouse may accompany the director when he or she travels on our corporate aircraft for board-related business. In such instances, the value of the spouse’s travel is imputed as income to the director (determined under the U.S. Department of Transportation’s standard industry fare level). Where the spouse’s attendance at the business function is encouraged or requested by us, the company may provide a gross-up payment for the expenses associated with the spouse’s attendance.

Our Board of Directors Guidelines on Significant Corporate Governance Issues (“Director Guidelines”) provide that a new director should, within five years of joining the board, own stock of our company equal to at least four times the annual cash compensation paid to board members (increased, as of January 1, 2011, from three times). A director’s phantom stock units under the Directors Plan, shares owned by the director or an immediate family member, and in-the-money stock options are credited toward this ownership objective.

Additionally, our Director Guidelines prohibit directors from engaging in puts, calls, equity swaps or other derivative securities to hedge or offset any decreases in market value of shares of company stock they own directly or indirectly.

The table below summarizes the compensation paid by the company to our outside directors for the fiscal year ended December 31, 2010. Compensation paid to John F. Brock, the company’s chairman and CEO, is not included in this table because Mr. Brock is an employee and therefore receives no additional compensation for his service as a director.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Fernando Aguirre(5)	109,167	120,000	0	8,197	237,364
Jan Bennink(5)	27,500	30,000	0	0	57,500
Calvin Darden	121,538	120,000	0	17,111	258,649
L. Phillip Humann	133,077	120,000	0	13,111	266,188
Orrin H. Ingram II	124,135	120,000	0	5,000	249,135
Donna A. James	133,750	120,000	0	18,021	271,771
Thomas H. Johnson	121,923	120,000	0	9,611	251,534
Suzanne B. Labarge	115,000	120,000	0	0	235,000
Véronique Morali(5)	101,903	120,000	0	0	221,903
Garry Watts(5)	9,583	0	0	0	9,583
Curtis R. Welling	128,750	120,000	0	18,249	266,999
Phoebe A. Wood(5)	81,827	90,000	0	10,000	181,827

(1)        Amounts shown include annual retainer, committee chair and committee member retainers and, for Mr. Humann, a presiding director retainer, earned by our directors during 2010 for his or her service to Legacy CCE prior to October 2, 2010, as well as his or her service to our company for the remainder of the year. The amounts shown include any amounts voluntarily deferred under the Directors Plan.

(2)        Amounts shown reflect the fair value of phantom stock units credited on November 5, 2010 under the Directors Plan, as determined in accordance with Accounting Standards Codification Topic 718 — Stock Compensation (“ASC 718”), and using a share price of $24.61, the closing price of the company’s stock on November 5, 2010, as reported in the NYSE Composite Transactions listing.

(3)        Messrs. Humann, Darden, and Aguirre and Ms. James hold stock options as of December 31, 2010. These options were granted by Legacy CCE and converted to CCE options in a manner that maintained their same intrinsic value immediately before and after the close of the transaction with The Coca-Cola Company that occurred on October 2, 2010 (see “Certain Relationships and Related Transactions”). The aggregate number of stock options outstanding for each of these directors as of December 31, 2010 is provided in the table below:

Fernando Aguirre	12,399
Calvin Darden	23,339
L. Phillip Humann	56,304
Donna A. James	12,399

(4)        Amounts shown reflect the following:

•

The incremental cost to the company of expenses related to the director’s spouse attending board and company functions in February 2010, which was $3,500 for each of Ms. James and Messrs. Aguirre, Darden, Humann, Johnson, and Welling.

•

Gross-up payment for taxes associated with income imputed to the director for expenses related to his or her spouse’s attendance at the February 2010 board and company functions: Mr. Aguirre, $4,697; Mr. Darden, $3,611; Mr. Humann, $3,611; Ms. James, $4,521; Mr. Johnson, $3,611; and Mr. Welling, $4,249.

•

Company’s contribution to the director’s designated charity under Legacy CCE’s matching gifts program: Mr. Darden, $10,000; Mr. Humann, $6,000; Mr. Ingram, $5,000; Ms. James, $10,000; Mr. Johnson, $2,500; Mr. Welling, $10,500; and Ms. Wood, $10,000.

(5)        Directors who did not receive a full year of compensation in 2010 include Mr. Aguirre, who retired from the board in November, as well as, the directors who joined the board during the year: Ms. Morali (in February), Ms. Wood (in April), Mr. Bennink (in November) and Mr. Watts (in December).

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock beneficially owned by:

•	each director/nominee for director;

•	each executive officer named in the Summary Compensation Table (See the Summary Compensation Table on page 60); and

•	all directors and executive officers as a group.

Unless otherwise noted, amounts are as of February 25, 2011.

	Number of Shares Beneficially Owned
Name	Number of Shares Owned	Percent of Class
Jan Bennink(1)	2,422	*
John F. Brock(2)	3,504,787	*
Calvin Darden(3)	75,551	*
William W. Douglas III(4)	513,334	*
L. Phillip Humann(5)	194,434	*
Orrin H. Ingram II(6)	46,148	*
Donna A. James(7)	54,851	*
Thomas H. Johnson(8)	45,521	*
Suzanne B. Labarge(9)	38,800	*
Véronique Morali(10)	6,097	*
John R. Parker, Jr.(11)	278,955	*
Hubert Patricot(12)	247,054	*
Suzanne D. Patterson(13)	21,756	*
Garry Watts(14)	1,198	*
Curtis R. Welling(15)	55,415	*
Phoebe A. Wood(16)	8,745	*
All directors and executive officers as a group (16 persons), including those directors and nominees named above(17)	5,095,068	2%

*        Less than one percent.

(1)        The share totals include Mr. Bennink’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 2,422 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.

(2)        The share totals include, for Mr. Brock, options to acquire 2,913,188 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table, and 420,402 performance share units that could become vested and payable as shares within 60 days of the date of this table.

(3)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 52,212 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 23,339 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.

(4)        The share totals include, for Mr. Douglas, options to acquire 416,936 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, and 81,398 performance share units that could become vested and payable as shares within 60 days of the date of this table.

(5)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 131,108 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 45,219 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.

(6)        The share totals include Mr. Ingram’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 36,148 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.

(7)        The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 40,452 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 12,399 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.

(8)        The share totals include Mr. Johnson’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 29,021shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 16,500 shares of our common stock held in a margin account owned jointly with his wife.

(9)        The share totals include Ms. Labarge’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 36,800 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 2,000 shares of our common stock held indirectly by 1323786 Ontario, Inc., her solely owned company.

(10)        The share totals include Ms. Morali’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 6,097 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.

(11)        The share totals include, for Mr. Parker, options to acquire 231,399 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table, and 47,556 performance share units that could become vested and payable as shares within 60 days of the date of this table. The table does not include 27,982 restricted stock units that are no longer subject to forfeiture but are not payable within 60 days of the date of this table.

(12)        The share totals include, for Mr. Patricot, options to acquire 233,634 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, and 13,420 performance share units that could become vested and payable as shares within 60 days of the date of this table.

(13)        The share totals include, for Ms. Patterson, 15,172 performance share units that could become vested and payable as shares within 60 days of the date of this table.

(14)        The share total for Mr. Watts, stock unit account balance in our directors’ deferred compensation plan that will be paid in 1,198 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.

(15)        The share total includes Mr. Welling’s stock account balance of 10,000 shares of our common stock held in a margin account, and a stock unit account balance in our directors’ deferred compensation plan that will be paid in 47,728 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.

(16)        The share totals include Ms. Wood’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 8,745 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.

(17)        The share totals include options to acquire 3,876,114 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 389,618 stock units representing shares of our common stock credited to accounts under our directors’ deferred compensation plan that could be acquired within 60 days from the date of this table, and 577,948 performance share units that will become vested and payable within 60 days from the date of this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and beneficial owners of 10% or more of our common stock must file reports with the SEC showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations from such persons, all such reports were filed in a timely manner except: a Form 3 filed on behalf of Jan Bennink on November 8, 2010 who joined the company’s board on October 8, 2010; a Form 4 filed on behalf of John Brock on August 4, 2010 reporting 7,000 shares of common stock gifted on June 18, 2010; a Form 4 filed on behalf of Suzanne Patterson on October 12, 2010 for the sale of 4,964 shares of common stock on October 7, 2010; a Form 4 filed on behalf of John Parker on November 3, 2010 amending a Form 4 filed on October 5, 2010 to reflect correct ownership of 221,813 shares of common stock; a Form 4 filed on behalf of Phillip Humann on November 22, 2010 amending a Form 4 filed on October 5, 2010 to correct direct ownership of 13,748 shares of common stock; and a Form 4 filed on behalf of Phillip Humann on December 8, 2010 to report the exercise of options for 11.085 shares of common stock on December 2, 2010 and the subsequent sale of 6,772 shares of common stock on December 6, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Approval Policies

We review relationships, transactions and arrangements between the company and any of our directors or executive officers, The Coca-Cola Company (“TCCC”) and any other holders of more than 5% of our stock, immediate family members of any of the foregoing, and firms in which any of the foregoing are employed or have a greater than 5% beneficial ownership interest. These reviews are conducted by the Franchise Relationship Committee of the board if the relationship, transaction or arrangement involves TCCC and by the Audit Committee in all other cases. For a description of our related person transaction review and approval policies, see the descriptions of these two committees under “GOVERNANCE OF THE COMPANY—Committees of the Board.”

Transactions with The Coca-Cola Company

2010 Merger and Related Transactions

On October 2, 2010, pursuant to a Business Separation and Merger Agreement dated as of February 25, 2010 (the “Agreement”), TCCC acquired Legacy CCE through a merger of a newly created TCCC subsidiary with and into Legacy CCE, with Legacy CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. Immediately prior to the merger, Legacy CCE separated its European operations and transferred those businesses, along with Coca-Cola Enterprises (Canada) Bottling Finance Company and a related portion of its corporate segment, to a new legal entity, International CCE Inc., which was renamed Coca-Cola Enterprises, Inc. (“CCE”, the “company”, “we” or “us”). Thus, upon the completion of the merger, Legacy CCE consisted of its businesses of marketing, producing, and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands, and the Cayman Islands and a substantial majority of its corporate segment (“Legacy CCE’s North American Business”). Following the merger, Legacy CCE, as a subsidiary of TCCC, owns and is liable for a substantial majority of the assets and liabilities of Legacy CCE’s North American Business, including Legacy CCE’s accumulated benefit obligations relating to Legacy CCE’s North American Business. The Agreement contains provisions for post-closing adjustment payments between the parties as described below.

We refer to the merger and the other transactions, agreements, and arrangements described in this “2010 Merger and Related Transactions” section collectively as the “Transaction.”

Concurrently with the merger, two indirect, wholly owned subsidiaries of CCE acquired TCCC’s bottling operations in Norway and Sweden, pursuant to a Share Purchase Agreement dated March 20, 2010 (the “Norway-Sweden SPA”), for a purchase price of $822 million plus a working capital adjustment of $55 million (of which $6 million, representing the final working capital settlement, is owed to TCCC as of December 31, 2010). The Norway-Sweden SPA also contains a provision for adjustment payments between the parties based upon the adjusted EBITDA (as defined) of the Norway and Sweden businesses for the twelve months ended December 31, 2010. This EBITDA adjustment is still being determined, and we expect it to be resolved in the first half of 2011.

Several provisions in the Agreement and in the Norway-Sweden SPA require adjustment payments between us and TCCC based on the final determination of (1) working capital of Legacy CCE’s North American Business as of the effective date of the merger;

(2) working capital of the bottling operations in Norway and Sweden as of the effective date of the merger; and (3) the difference between the Gross Indebtedness of Legacy CCE’s North American Business immediately prior to the effective date of the merger and the $8.88 billion target Gross Indebtedness. The working capital adjustments related to the North American Business and the bottling operations in Norway and Sweden resulted in payables owed to TCCC of approximately $2 million and $6 million, respectively. The adjustment related to Legacy CCE’s Gross Indebtedness resulted in a receivable from TCCC of approximately $22 million. The settlement of Legacy CCE’s cash balances as of the effective date of the merger was not resolved as of December 31, 2010.

The Agreement also includes customary covenants, a non-compete covenant with respect to CCE, and a right for us to acquire TCCC’s interest in TCCC’s German bottling operations for a mutually agreed upon fair value between 18 and 39 months after the date of the Agreement, on terms to be agreed.

Under the Agreement, we agreed to indemnify TCCC for liabilities, including but not limited to those resulting from the breach of representations, warranties, or covenants of Legacy CCE or the company, and certain liabilities, as defined, set forth in the Agreement and certain ancillary agreements prior to the effective date of the merger. In accordance with the Agreement, if losses relating to breaches of Legacy CCE’s representations and warranties exceed $200 million, then we must pay up to $250 million of losses in excess of the $200 million (other than breaches of certain fundamental representations or warranties, as defined, in respect of which we are liable for all losses, and losses relating to tax matters, which are governed by a Tax Sharing Agreement). If we cannot pay the amount we are required to pay to indemnify TCCC, TCCC can pursue claims against us as an unsecured general creditor of ours. We may also have to pay special damages of up to $200 million under certain circumstances. If we intentionally and recklessly disregard our obligations under the Agreement or fail to cure any breach of a covenant, then TCCC may seek special damages against us which are not capped and which could include exemplary, punitive, consequential, incidental, indirect or special damages or lost profits.

In addition, under a Tax Sharing Agreement, we have agreed to indemnify TCCC and its affiliates from and against certain taxes the responsibility for which the parties have specifically agreed to allocate to us, generally for taxes related to periods prior to October 2, 2010, as well as any taxes and losses by reason of or arising from certain breaches of representations, covenants, or obligations under the Agreement or the Tax Sharing Agreement and, in certain situations, we will pay to TCCC (i) an amount equal to a portion of the transfer taxes incurred in connection with the merger; (ii) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) in connection with the conduct of our business or outside the ordinary course of business or that are otherwise inconsistent with past practice; and (iii) the difference (if any) between the amount of certain tax benefits intended to be available to Legacy CCE following the merger and the amount of such benefits actually available to Legacy CCE as determined for U.S. federal income tax purposes. There is no cap on these indemnifications.

As part of the merger, on October 2, 2010, (i) each outstanding share of common stock of Legacy CCE, excluding shares held by TCCC, was converted into the right to receive one share of our common stock and cash consideration of $10.00, and (ii) TCCC, which owned approximately 34 percent of the outstanding shares of Legacy CCE prior to the merger, became the owner of all of the shares of Legacy CCE common stock.

We and Legacy CCE’s North American Business incurred transaction related expenses totaling $105 million prior to the merger. During the fourth quarter of 2010, we incurred additional transaction related expenses totaling $8 million, principally related to the termination of Legacy CCE’s executive pension plan.

The following transactions occurred during the third and fourth quarters of 2010 in connection with the merger and the creation of our company.

•

To finance the acquisition of the bottling operations in Norway and Sweden and the $10.00 per share cash consideration in the merger, we issued the following unsecured debt (1) $475 million aggregate principal amount of 2.125 percent fixed rate notes due September 2015; (2) $525 million aggregate principal amount of 3.5 percent fixed rate notes due September 2020; (3) €350 million aggregate principal amount of 3.125 percent fixed rate notes due September 2017; and (4) $225 million of commercial paper.

•

We entered into a $1 billion senior unsecured four-year committed revolving credit facility with a syndicate of eight banks. This credit facility serves as a backstop to our commercial paper program and supports our working capital needs. Now that the merger has closed, we no longer benefit from any financing arrangements with, or cash advances from, Legacy CCE.

•

We made payments to TCCC in the amount of approximately $871 million to fund the acquisition of the bottling operations in Norway and Sweden (amount includes a preliminary working capital adjustment of $49 million).

As a part of the Transaction, we (1) signed license agreements with TCCC for each of our territories with terms of 10 years each, with each containing the right for us to request a 10-year renewal (subject to certain conditions), and (2) signed a five-year agreement with TCCC for an incidence-based concentrate pricing model across all of our territories. TCCC also agreed to provide us with certain transition services under a Transition Services Agreement relating to certain financial and human resources services. The Transition Services Agreement will continue until October 2, 2011, provided that we may extend services for a period of up to six additional months.

Other Transactions with The Coca-Cola Company

We are a marketer, producer, and distributor principally of products of TCCC, with greater than 90 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by product licensing agreements. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected our Consolidated Statements of Operations for the periods presented (in millions):

Amounts affecting net operating revenues:

	2010	2009	2008
Fountain syrup and packaged product sales	$19	$21	$20

Amounts affecting cost of sales:
	2010	2009	2008
Purchases of concentrate, mineral water, and juice	$(2,017)	$(1,971)	$(2,034)
Purchases of finished products	(28)	(26)	(21)
Marketing support funding earned	178	168	186

Total	$(1,867)	$(1,829)	$(1,869)

Fountain Syrup and Packaged Product Sales

We act as a billing and delivery agent for TCCC in certain territories for certain fountain customers on behalf of TCCC and receive distribution fees from TCCC for those sales. We invoice and collect amounts receivable for these fountain syrup sales on behalf of TCCC. We also sell bottle and can products to TCCC at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Concentrate, Mineral Water, Juice, and Finished Products

We purchase concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC’s products under product licensing agreements. We also purchase finished products from TCCC for sale within certain territories. The product licensing agreements give TCCC complete discretion to set prices of concentrate and finished products. Pricing of mineral water is also based on contractual arrangements with TCCC.

Marketing Support Funding Earned and Other Arrangements

We and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which we operate. The amounts to be paid to us by TCCC under the programs are generally determined annually and are periodically reassessed as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs with other licensees may differ. Marketing support funding programs granted to us, intended to offset a portion of the costs of the programs, provide financial support principally based on product sales or upon the completion of stated requirements.

Legacy CCE and TCCC had a Global Marketing Fund, under which TCCC was obligated to pay Legacy CCE $61.5 million annually through December 31, 2014, as support for marketing activities. Following the Transaction as part of the five-year agreement with TCCC for an incidence-based concentrate pricing model, we will continue to receive $45 million annually through December 31, 2015, except under certain limited circumstances. The agreement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. We earn annual funding under the agreement if both parties agree on an annual marketing and business plan. TCCC may terminate the agreement for the balance of any year in which CCE fails to timely complete the marketing plan or is unable to execute the elements of those plans, when such failure is within CCE’s reasonable control.

Other Transactions

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material to our Consolidated Financial Statements.

Cold Drink Equipment Placement Programs

We and TCCC are parties to a Cold Drink Equipment Purchase Partnership Programs (“Jumpstart Programs”). The Jumpstart Programs were designed to promote the purchase and placement of cold drink equipment. By the end of 2007, we had met our obligations to purchase and place cold drink equipment (principally vending machines and coolers). Under the Jumpstart Programs, as amended, we agree to:

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•

Report annually to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a contractually stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is only required if it is determined that, on average, sufficient volume is not being generated, and it would help to ensure our performance under the Jumpstart Programs.

Historically, our throughput on equipment placed under the Jumpstart Programs has exceeded the throughput requirements of the Jumpstart Programs, and we have not had material movements of equipment required.

Transactions with Fitch, Inc.

Fitch, Inc, engaged in ordinary course of business sale of service transactions with Legacy CCE and with us in 2010, and we expect that we will engage in similar transactions in 2011. The transactions included selling to us credit rating and data research services under customary terms. In 2010, we and Legacy CCE, collectively, paid approximately $190,000 for these services. Veronique Morali, one of our directors, is a director of, and an employee of an affiliate of, Fitch, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

CCE became an independent public company on October 2, 2010. We were split off from our parent company, Legacy CCE, as part of the Transaction with TCCC that is described beginning on page 36 of this proxy statement. This Compensation Discussion and Analysis (“CD&A”) describes the principles, objectives, and features of our executive compensation program that became effective on October 2, 2010, as well as the features of Legacy CCE’s executive compensation program that were adopted or modified in connection with the Transaction. Our executive compensation program is generally applicable to each of our senior officers, but this CD&A focuses primarily on the program as applied to our CEO and the other officers included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the “Named Executive Officers.”

Executive Summary

The Transaction influenced the decisions related to CCE’s compensation programs.

On February 25, 2010, Legacy CCE and TCCC announced their agreement to a merger between TCCC and Legacy CCE’s North American operations. Prior to this announcement, Legacy CCE established a new subsidiary, International CCE Inc., which was to split off from Legacy CCE to own its European bottling operations and to acquire the bottling operations in Norway and Sweden from TCCC.

The board of Legacy CCE believed it was important to recruit Legacy CCE’s chief executive officer and other of its senior officers to lead the new company. The compensation committees of Legacy CCE and International CCE agreed on the material terms of employment for the senior leadership team, including for the Named Executive Officers, prior to the completion of the Transaction.

On October 2, 2010, the Transaction was completed. We split off from Legacy CCE holding the European bottling operations and acquiring the bottling operations in Norway and Sweden. Immediately following the Transaction, International CCE Inc. changed its name to Coca-Cola Enterprises, Inc. (For purposes of this CD&A, references to the company or CCE include International CCE.)

The strong financial performance of Legacy CCE and CCE during 2010, as well as the completion of the Transaction, created significant value for our shareowners and resulted in above-target compensation for our Named Executive Officers.

In 2010, our company had a remarkable and transitional year on many fronts. Not only did we complete the Transaction to sell Legacy CCE’s North American business to TCCC but, while doing so, we also delivered strong financial results for both Legacy CCE’s North American operations through the closing date and for our European operations for the full-year 2010. We ended the year in the strongest financial position in the history of Legacy CCE and are well-positioned to continue as a more profitable company with considerable prospects for future growth.

The following summary highlights our most significant achievements during 2010:

•	The consummation of the largest transaction in the history of the Coca-Cola system—and within the announced timeframe;

•

The return to shareowners of $3.8 billion in cash for merger consideration in connection with the Transaction, dividends and share repurchases, which is higher than the total return of cash through dividends paid to shareowners in the 24-year history of Legacy CCE;

•

For our new European-based business (including Norway and Sweden), the achievement of pro forma, comparable diluted earnings per share of $1.78, representing an 11% increase over Legacy CCE’s 2009 comparable earnings per share;

•

For our European territories (excluding Norway and Sweden), the delivery of 11.5% currency neutral growth in operating income, 4% currency neutral growth in revenue, and 4% volume growth, representing the fifth consecutive year of growth in each of these business metrics for our European territories; and

•

For Legacy CCE’s North American business, two consecutive quarters of volume growth immediately prior to the date of the Transaction, representing the first consecutive quarterly volume growth since 2006, as well as double-digit operating income growth in the first three quarters of 2010.

CCE’s executive compensation programs continue Legacy CCE’s emphasis on pay for performance and competitive pay that supports the company’s business strategy.

In February 2010, the compensation committee of Legacy CCE established the overall structure for CCE’s executive compensation programs by approving the 2010 base salaries for each of the Named Executive Officers and the 2010 annual incentive award plan. These compensation decisions, which are included in the discussion beginning on page 45, served as the foundation for our Human Resources and Compensation Committee’s (“Compensation Committee” or “Committee”) decisions with respect to the compensation and programs provided to the Named Executive Officers upon their recruitment to their CCE roles. Our Compensation Committee approved program designs that continue the executive compensation philosophy of Legacy CCE because it believes these compensation programs ensure that the interests of the company’s leaders are appropriately aligned with those of its shareowners by rewarding performance that meets and exceeds business and individual goals.

Key pay-for-performance features of our 2010 compensation program include:

•

The majority of our Named Executive Officers’ targeted annual total direct compensation (base salary plus targeted annual and long-term incentive award levels) is performance-based pay. For Mr. Brock, our CEO, 88% of his annual total direct compensation is provided as performance-based pay. For our other Named Executive Officers, from 66% to 79% of their total direct compensation is provided as incentive compensation opportunities.

•

Further, the majority of the performance-based incentive compensation opportunities are provided in long-term incentives (“LTI”) that tie the compensation payable, if any, to the improvement in CCE’s earning per share and our stock’s future price performance.

•

The financial measures upon which the annual and long-term incentives are based are linked directly to the annual and long-term strategic business plans reviewed and approved by the board of directors. If financial objectives of the annual incentive award plan and the performance stock unit awards are not met, no payouts will be made under these awards.

•

Even if financial performance measures are attained under the annual incentive plan, an executive’s actual award could be decreased, even to zero, based on his or her individual performance against individual objectives.

Our U.S.-based Named Executive Officers were provided employment agreements to ensure the recruitment of a seasoned senior management team by CCE.

The compensation committees of both Legacy CCE and CCE (which were comprised of the same members) believed it was critical to the successful launch of the reconfigured CCE and transition to a new business model that Legacy CCE’s chief executive officer and his executive leadership team commit to joining CCE prior to the announcement of the proposed transaction. The committees believed that the most appropriate means by which to ensure this leadership team continuity was to enter into employment agreements and to provide compensation opportunities that were substantially comparable to those with Legacy CCE, as well as other retention incentives tied to each officer agreeing to join and remain with the company for a minimum of three years. The employment agreements of U.S-based Named Executive Officers became effective immediately prior to the completion of the Transaction and are described below under “Named Executive Officers’ Employment Agreements” beginning on page 54.

Executive Compensation Program Objectives

The Compensation Committee reviews and approves the company’s executive compensation policies, plan designs, and the compensation of our senior officers. The objectives of the company’s executive compensation program are as follows:

•	Pay competitively—Executive compensation opportunities should be sufficiently competitive to attract external executive talent and support the development and retention of current and future leaders.

•

Pay for performance—The majority of each senior officer’s compensation should be performance-based. Incentive programs should carry the risk of no payouts when the company’s performance or the officer’s individual performance does not meet pre-established goals, as well as provide the opportunity to receive additional pay when those goals are surpassed.

•

Support our business strategies—The annual incentive program should be specific to the company’s short-term operating strategy, and the long-term incentive program should reward management for developing and executing business strategy over at least a three-year period.

•

Align our leaders’ interests with those of shareowners—Our executive compensation program should emphasize equity ownership so that our leaders’ long-term financial interests are consistent with the long-term interests of shareowners.

The Committee believes that the following principles and practices support these objectives.

The starting point for compensation decisions is compensation benchmark data. To ensure that our compensation is competitive, we review the total compensation provided to executives with comparable responsibilities at companies that are representative of the market in which we compete for talent. We benchmark against a broad comparator group of companies, drawing on a portfolio of companies in terms of both size (as measured by revenue) and industry because competition for our executive positions is not limited to companies only within our specific industry. In making individual pay decisions, the Committee also considers each officer’s skills, experience, relative responsibilities within the executive leadership team, and individual performance.

Providing equity and cash incentives focuses our executive officers on achieving business objectives that are tied to our short-term and long-term business strategies. Our executives receive fixed, or pre-determined, compensation in the form of salary and benefits. The remainder of their compensation, comprising a significant portion of total compensation, is variable, meaning it is payable only to the extent it is earned based either on business and/or individual performance, or on the value of the award at the time of vesting or income recognition.

Executive compensation decisions take into account the individual performance of our executive officers. We have established a performance management process that is intended to define for our executive officers the individual objectives that must be achieved to support our business strategies and assess how each officer performed against those goals.

At the beginning of each year, our board of directors evaluates the individual performance of our chief executive officer in terms of contributions to the company’s overall performance, leadership achievements, and performance relative to pre-established individual goals approved by the Compensation Committee. Similarly, each year, our chief executive officer provides the Committee with his assessment of each senior officer’s performance against these same criteria, as well as each officer’s potential for future advancement or his or her ability to assume greater responsibility. The Committee considers these performance evaluations as it makes its determinations regarding each officer’s compensation.

Requiring substantial levels of stock ownership provides an important link between our executive officers’ compensation and long-term success. The Committee believes that providing the majority of our Named Executive Officers’ total direct compensation in the form of long-term incentive awards significantly aligns our leadership team’s interests with those of our shareowners. Additionally, our executive officers are subject to minimum stock ownership requirements that reinforce this alignment.

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee has the responsibility for setting our Named Executive Officers’ compensation. The Compensation Committee is comprised entirely of independent directors who are also “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and “independent directors” as defined by NYSE rules.

The Compensation Committee operates pursuant to a charter that sets forth its authority and responsibilities. The Committee establishes our executive compensation philosophy, as well as the goals and objectives relevant to the compensation of the CEO and other senior officers. The Committee reviews and approves the compensation of the CEO and other senior officers in light of their performance and our established compensation philosophy, goals, and objectives. For the CEO, the Compensation Committee coordinates an annual performance review by the full board and considers the board’s evaluation of the CEO’s performance in its compensation decisions. Finally, the Committee establishes and oversees the administration of our incentive plans designed to provide compensation primarily to our senior officers, as well as all equity-based plans.

To assist in carrying out its responsibilities, the Compensation Committee periodically receives reports and recommendations from management and from a third-party compensation consultant that it selects and retains, as discussed below. Under its charter, the Compensation Committee may also consult with legal, accounting, or other advisors.

Role of Compensation Consultants

External consultants provide guidance to management on compensation trends and program designs, bring expertise, and provide an objective perspective to the process for developing proposals for the Committee. In 2010, Legacy CCE’s management engaged Towers Perrin, now known as Towers Watson (“Towers”), as well as Mercer Human Resources Consulting (“Mercer”). Towers provided market data used to establish the comparator group for benchmarking senior officers’ pay, and provided market data that reflected, as appropriate, any differences between our officers’ responsibilities and the survey job descriptions to which they were compared. Mercer provided management with information on plan design and competitive practice related to equity award plans.

Frederic W. Cook & Co. (the “Cook firm”) served as the independent consultant of Legacy CCE’s compensation committee from 2005 through September 2010. In addition to providing the committee with its perspective on current trends and other developments in executive compensation, the Cook firm reviewed all market data and proposals regarding the compensation of our senior officers presented prior to the committee, including market data provided by Towers. The Cook firm also evaluated proposed compensation plan designs, including review of the data provided to management by Towers or Mercer and made recommendations regarding CEO compensation. CCE’s Compensation Committee selected Meridian Compensation Partners as its new executive compensation consultant, effective October 21, 2010. Neither the Cook firm nor Meridian provided any other services to the company or its management during 2010.

Role of Management

Our CEO and senior vice president of human resources are responsible for providing recommendations to the Committee on various aspects of the executive compensation program and individual officers’ compensation, other than their own compensation. Such recommendations include, for example, the design of our annual incentive and equity programs, including business goals, and performance targets.

Our CEO and senior vice president of human resources also lead a systematic approach for evaluating the performance of our senior officers, including our Named Executive Officers. The process begins by establishing specific leadership team and individualized performance goals at the beginning of the year for each officer. The CEO proposes the individual objectives to the Committee and considers input from the Committee before the goals are finalized. These objectives generally include financial measures, corporate sustainability and responsibility initiatives, people leadership, as well as goals related to the officer’s functional role and personal development. The CEO provides updates to the Committee throughout the year and provides his assessment for the calendar year during the Committee’s first meeting in the following year.

These officers’ input and recommendations are an important part of the Committee’s decision-making process because they have direct knowledge of both our business objectives and each officer’s contributions to the attainment of those objectives.

Finally, to assist the Committee in evaluating each senior officer’s overall compensation, each year the Committee reviews tally sheets prepared by management. Tally sheets detail a senior officer’s total direct and indirect compensation and assist the Committee in understanding how its compensation decisions may affect the officer’s total compensation for a particular year and in future years. Tally sheets also ensure the Committee clearly understands the level of contingent liabilities that could be incurred by the company upon an executive’s termination of employment under a variety of scenarios.

2010 Executive Compensation Program

Overview

As previously highlighted on page 41, CCE’s executive compensation program for 2010 was largely a continuation of the compensation levels and programs established by Legacy CCE. The following discussion describes the decisions made by Legacy CCE in setting 2010 compensation, as well as decisions made by CCE that affect the compensation for Named Executive Officers in 2010 and future years.

Legacy CCE’s compensation committee had a philosophy of targeting both annual cash compensation and total direct compensation for its senior officers at the median of the comparator group. (Annual cash compensation is comprised of base salary plus target annual cash incentive opportunity. Total direct compensation is annual cash compensation, plus the target long-term incentive opportunity.) However, this reference to the comparator group median was the starting point, and the committee could decide to position an individual executive’s target compensation opportunity above or below the median to reflect that executive’s past experience, future potential and individual performance.

For purposes of setting the 2010 compensation for executive officers, the compensation committee of Legacy CCE considered a compensation comparator group comprised of companies across all industries with annual revenues between 50% and 200% of Legacy CCE’s annual revenues, as identified in survey data from the 2009 Towers Perrin Executive Compensation Database. Specifically, this market data included 140 companies with recent year-end annual revenues ranging from $10 billion to $40 billion. The median annual revenues for the group were approximately $15 billion, as compared to Legacy CCE’s annual revenues for the same period of $22 billion. The market data for Mr. Patricot’s position was size-adjusted to reflect the scope of his responsibilities at that time as the head of one of our two business units.

For 2010, the total direct compensation for our CEO was 11% above the median of Legacy CCE’s compensation comparator group. For the other Named Executive Officers, total direct compensation was within a range of 1% to 5% above the median of the comparator group for their respective positions.

In addition to the fixed compensation provided as base salary and employee benefits, our Named Executive Officers’ received variable pay in the form of an annual cash incentive, stock options, performance share unit awards, and a one-time inaugural award of restricted stock units. The individual elements of compensation that make up each Named Executive Officer’s total direct compensation are discussed below, as are these officers’ employment agreements.

Base Salary

Base salary is intended to provide our senior officers with a competitive level of fixed compensation. For 2010, the compensation committee for Legacy CCE determined that it was appropriate to increase the base salaries of each officer to more appropriately position his or her salary relative to the pay data for the comparator group. In making this decision, the Committee considered that base salaries for our NEOs (other than Ms. Patterson) had been frozen since April 2008. Additionally, the Committee considered the company’s business performance during 2009, which exceeded our business plan and represented outstanding performance on multiple financial and other performance dimensions, despite difficult and challenging market conditions. Finally, it considered the individual performance and demonstrated expertise of each executive in making its final determinations on adjustments.

Effective April 1, 2010, the Named Executive’s base salaries were set as follows:

Officer	2009 Base Salary	2010 Base Salary	% Increase
John F. Brock	$1,150,000	$1,200,000	4%
William W. Douglas III	$515,000	$550,000	7%
Hubert Patricot	$490,250	$540,600	10%
John R. Parker, Jr.	$485,000	$510,000	5%
Suzanne D. Patterson	$290,000	$300,000	3%

The 2010 base salaries described above for each of the U.S.-based Named Executive Officers are also provided for in his or her employment agreement with CCE. In seeking to retain these experienced executives, the Committee determined that it was appropriate to provide these executives with a comparable salary to their salary from Legacy CCE, and they did not receive a salary adjustment for 2011.

In February 2011, the Committee approved a 7% increase to Mr. Patricot’s base salary, which, effective April 1, 2011, will provide him a base salary of $576,375. Mr. Patricot’s base salary is paid in Euros, but his 2009, 2010 and 2011 salaries are described above in dollars, based on the December 31, 2010, currency exchange rate of 1.325.

Annual Incentive Awards

Annual incentive awards for senior officers are payable under our Executive Management Incentive Plan (“MIP”) in order to provide an opportunity for cash compensation directly tied to company and individual performance for a given year. Historically, the performance goals under Legacy CCE’s MIP were based on one or more key financial measures related to the company’s annual business plan, as approved by the board of directors and, in recent years, on operating income.

2010 MIP Award Opportunities

Each officer’s MIP target award is expressed as a percentage of the actual base salary he or she earns over the fiscal year. For 2010, Legacy CCE’s compensation committee established the MIP target awards at the same percentage level as the 2009 target awards, as follows:

Officer	Target MIP as % of Base Salary Earned
John F. Brock	135%
William W. Douglas III	100%
Hubert Patricot	100%
John R. Parker, Jr.	80%
Suzanne D. Patterson	70%

2010 MIP Performance Goals

The 2010 MIP business performance goal set by Legacy CCE’s compensation committee was the company’s operating income (“OI”), based on our earnings before interest and taxes, which is a key metric used by management, the Board, and the company’s shareowners to evaluate CCE’s overall financial performance. Specifically, the OI goal focuses the senior officers on maximizing profitable revenue growth and minimizing expense.

The committee set the OI performance goal so that performance at 100% of the OI required to attain our business plan, which was $1.77 billion, would result in an MIP opportunity for our senior officers of 100% of their target MIP award.

In addition to identifying a specific OI target, the compensation committee for Legacy CCE set a minimum level of company-wide OI performance required to be met for 2010 in order for officers to earn any annual incentive award payment. Similarly, a maximum performance level was set to cap the award payment even if performance above that level was attained.

The 2010 minimum, target, and maximum performance and the corresponding award levels for OI were:

	Performance Level (As a % of Target)	Corresponding Award Level (As a % of Target)
Minimum	85%	25%
Target	100%	100%
Maximum	112%	200%

For purposes of calculating business results under the 2010 MIP, OI is determined in accordance with generally accepted accounting principles and adjusted for various predetermined and/or nonrecurring or unusual items. These predetermined adjustments are primarily related to restructuring charges, the financial impact of certain commodity hedges, the effect of acquisitions and dispositions, the external costs and expenses associated with the completion of such transactions, and currency exchange rate fluctuations.

The annual incentive award an officer earns for business performance is also subject to adjustment by the Compensation Committee based on its evaluation of the officer’s performance against his or her individual goals for the year. The adjustment can range from eliminating the award to providing up to a 30% increase. The officers’ individual goals vary from year to year, but in 2010 included business and financial results, including the successful completion of the transaction, efficiency and effectiveness initiatives, people leadership, and individual development objectives. While several of the individual goals are shared by all officers, some are specific to an individual executive and his or her area of responsibility.

Modification of the 2010 MIP Performance Goal Due to the Transaction

Reflecting the changes to the structure of Legacy CCE due to the Transaction, the CCE Compensation Committee determined it was appropriate to modify the performance goal for the senior officers who would become employees of CCE if the Transaction were to be completed before the end of the year. Because CCE would be reconfigured, it was decided that if the Transaction closed prior to 2010 year end, the performance goal for the MIP awards of CCE officers, including the Named Executive Officers, would be revised to provide for an award based on: (i) Legacy CCE’s company-wide OI performance measured through the date immediately prior to the closing date, plus (ii) the OI performance of our European business operations (excluding the operations in Norway and Sweden) for the remainder of the 2010 fiscal year. Because the Transaction closed on the first day of the fourth quarter, the 2010 MIP performance goals were based on company-wide results against the OI budget for the first three quarters (i.e., 75% of the executive’s award) and on European Group OI results for the fourth quarter (i.e., 25% of the award). The same minimum, target, and maximum performance goals and corresponding award levels were maintained and applied separately to each component of the modified OI goal.

2010 MIP Results and Award Determinations

As described above, the award determination under the MIP is a two-step process. First, the business results are determined, and then the Committee determines whether the award levels should be adjusted to reflect the officer’s performance against his or her individual objectives.

2010 Operating Income Results. In both North America and Europe, our performance versus plan was positively impacted by sustained excellence in sales and marketplace execution and management of operating expense through our “ownership cost management” initiatives. In addition, the cost of goods environment moderated in both North America in the first three quarters and in Europe for the full year, as well as incremental volume growth in Europe that also contributed to above-target results for both components of the Named Executive Officers’ awards.

Under the modified 2010 MIP goals, Legacy CCE’s company-wide OI results for the first three quarters and the European Group’s OI results for the last quarter were measured separately. Then, the performance against the OI target for each business unit was determined and prorated so that the total performance was based 75% on the Legacy CCE component and 25% on the European Group component. The performance results for each of these components and the combined performance results are as follows:

2010 MIP Component	OI Target	% of OI Target Achieved	% of Pro Rata Award	% of Target OI
Legacy CCE Corporate	$1.477 billion	111.0%	75%	83.2%
European Group	$193 million	105.3%	25%	26.3%

Total % of Target OI				109.5%

Based on the combination of these OI results, the amount each senior officer could earn under the MIP, before the application of any individual performance adjustments, was 179.5% of his or her target award.

Therefore, for our Named Executive Officers, the business-related MIP award payout was determined as follows:

Officer	Target Award as % of Base Salary	% of Target Award Earned	Business-Based Award Levels
John F. Brock	135%	179.5%	242.33%
William W. Douglas III	100%	179.5%	179.50%
Hubert Patricot	100%	179.5%	179.50%
John R. Parker, Jr.	80%	179.5%	143.60%
Suzanne D. Patterson	70%	179.5%	125.65%

2010 Individual Performance Adjustments. Mr. Brock advised the Committee that each of the other senior officers had demonstrated strong individual performance and exceptional commitment as a leadership team to deliver outstanding business results during 2010, even as each was significantly engaged in various aspects of the Transaction during the year. The Committee also considered that the goal of completing the Transaction during the fourth quarter of 2010 was met on the first day of that fiscal quarter. Based on Mr. Brock’s recommendations, and in recognition of their contributions to the company’s business results, and especially in view of the successful and timely completion of the Transaction, the CCE Committee increased the MIP awards for Messrs. Patricot, Douglas,

Parker and Ms. Patterson by 20%. In recognition of Mr. Brock’s leadership with respect to the successful completion of the Transaction and the delivery of business results that substantially exceeded the year’s business plan, the Committee also increased Mr. Brock’s MIP award by 20%.

The 2010 MIP payouts to each Named Executive Officer are set forth in the Summary Compensation Table on page 60.

2011 Executive MIP

The Compensation Committee has approved the MIP for 2011, which provides for the same target award levels for each Named Executive Officer. The target performance goal for the 2011 MIP is the attainment of 100% of the company’s operating income under its annual business plan. The same threshold and maximum goals and payout percentages are also continued under the 2011 MIP, as well as the individual performance adjustment opportunities.

Long-Term Incentive Equity Awards

LTI awards represent the majority of a senior officer’s annual direct compensation, providing an opportunity for increased compensation based on delivering results over time that increase the value of our stock. Our LTI awards are designed to focus our leadership on taking actions that lead to the company’s sustainable growth and to align their long-term interests with those of our shareowners.

For 2010, the CCE Compensation Committee made awards to senior officers on November 4, 2010. The 2010 annual LTI values for our Named Executive Officers are as follows:

Officer	Target LTI Value
John F. Brock	$7,000,000
William W. Douglas III	$1,500,000
Hubert Patricot	$1,200,000
John R. Parker, Jr.	$1,000,000
Suzanne D. Patterson	$375,000

These targeted LTI values are reflected in the terms of the respective employment agreements for the U.S.-based Named Executive Officers. In approving such LTI values, the Committee considered the comparator group data that had been provided by Towers Perrin and that had been reviewed prior to setting target total cash compensation for these officers earlier in 2010. Also factored were the target LTI grant values awarded to each executive in the fall of 2009, and their relative roles and responsibilities within the company.

Of the target LTI grant values awarded in 2010 to the Named Executive Officers, 60% was delivered in the form of performance share units (“PSUs”), and the remaining 40% in stock options. The Committee believes that the use of these two forms of equity, and their relative proportions, provides for the delivery of a targeted total LTI value that is consistent with competitive market practices and in a manner that utilizes the company’s share reserves efficiently. For both forms of LTI, the compensation the executives receive is dependent on the value of the company’s stock. In the case of stock options, the price of the company’s stock must increase above the closing price on the grant date for the officer to receive any compensation. In the case of PSUs, the compensation ultimately delivered to the officer is conditioned on meeting specific EPS growth goals and thereafter dependent on the value of our shares over the service-vesting period. The Committee believes use of these forms of equity is important to directly align officer and shareowner interests.

2010 Stock Options

Stock options provide senior officers the opportunity to purchase shares of our stock at a price equal to the market price on the day of grant. After the options vest, officers can exercise this purchase right anytime during the term of the option. The 2010 options granted to our Named Executive Officers will vest ratably over three years, and the options will remain exercisable for the option’s ten-year term.

2010 Performance Share Units

PSUs provide our senior officers the opportunity to receive shares of our stock only if both a performance objective and a continued-service requirement are met. Because PSU awards entitle their holders to shares of company stock, the ultimate value of any award earned by an officer is dependent not only on results against the performance objective set by the Committee at the time the PSUs are granted, but also on the trading price of the company’s stock at the conclusion of the service-vesting period. For the 2010 PSU awards, the service-vesting period for our Named Executive Officers is 38 months from the grant date and the payment date is 42 months after the grant date.

The performance objective set by the Committee for the 2010 PSUs is the annual growth rate in our adjusted earnings per share (“EPS”) for the 2011 fiscal year over 2010 EPS. For purposes of the PSU awards, our actual EPS is adjusted for various predetermined and/or nonrecurring or unusual items, uses a defined tax rate, and excludes currency fluctuations. Continuing the design of Legacy CCE’s 2008 and 2009 PSU awards, the Compensation Committee determined that continuing to use a one-year EPS growth rate objective for the 2010 PSU awards is particularly appropriate for the first year of our newly configured European business. To reinforce the long-term incentive nature of these awards, any value realized from the 2010 PSU awards will depend on both the number of shares that are actually earned based on 2011 EPS results and the performance of our stock between the grant date and the payment date.

EPS was retained as the performance goal for the 2010 awards because we continue to believe that, over time, EPS results are the primary driver of our stock price, an important indicator of our profitability, and an accurate indicator of long-term company performance. In setting the specific EPS goals, the Committee considered several factors, including our 2011 business plan, as approved by the board of directors, recent and projected EPS performance for the company and for other leading consumer goods companies, and current operating-cost challenges specific to our business. Based on these factors, the Committee decided that it was appropriate to increase the performance goals related to 2011 EPS growth (over the 2010 performance goals) to ensure that the 2010 PSU award’s performance conditions to vesting were sufficiently challenging and consistent with our 2011 business plan.

Based on a 2010 adjusted EPS of $1.78, the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee, are:

Annual Growth Rate in EPS—FY 2011 vs. FY 2010		EPS Goals	Percentage of the PSU Target Award Earned
Less than 6%	<	$1.89	0%
Minimum—6%		$1.89	50%
Target—10%		$1.96	100%
Maximum—14%	>=	$2.03	200%

2010 Inaugural Restricted Stock Unit Awards

In November 2010, the Compensation Committee approved a one-time restricted stock unit (“RSU”) award for all executives who were eligible for a 2010 annual LTI award to provide an appropriate overall level of LTI, to reward the many executives who contributed to the successful completion of the Transaction, and to underscore the importance of the company’s long-term performance. The inaugural award values for the Named Executive Officers are as follows:

Officer	2010 Inaugural LTI Value
John F. Brock	$5,000,000
William W. Douglas III	$750,000
Hubert Patricot	$2,000,000
John R. Parker, Jr.	$500,000
Suzanne D. Patterson	$187,500

The service-vesting period for these awards for the U.S.-based Named Executive Officers is two years from the grant date, as is the service-vesting period for $600,000 in value of Mr. Patricot’s award. In recognition of the importance of Mr. Patricot’s retention to our success, the Committee subjected $1,400,000 of his award’s value to a three-year service-vesting condition.

Additionally, the inaugural RSU awards for our Named Executive Officers (other than for Ms. Patterson) will only vest upon the determination by the Committee that the recently purchased bottling operations in Norway and Sweden have been successfully integrated into our business and that the company’s revenue growth and operating income for 2011 and 2012, as measured against each year’s business plan, are sufficiently achieved. The vesting of Mr. Brock’s inaugural RSU award is also subject to Mr. Brock’s establishment of a CEO succession plan that is approved by our board of directors. The Committee believes that incorporating these performance conditions to vesting will provide an additional incentive for the Named Executive Officers to achieve these key business and strategic objectives.

Modification of Legacy CCE Awards

In February 2010 and contingent on the completion of the Transaction, the compensation committee of Legacy CCE made modifications to certain outstanding equity awards. First, the committee believed that it was appropriate to waive the conditions tied to stock-price increases since the Legacy CCE shares would be replaced with a new company’s shares upon the completion of the Transaction and the service-vesting conditions were either fully or substantially satisfied. However, due to the increases in the trading price of Legacy CCE’s stock prior to the closing of the Transaction, the waiver of stock-based performance conditions was not applicable to any outstanding awards, other than for one-half of the stock options granted to Mr. Brock on April 25, 2006.

Additionally, the committee believed it was appropriate to modify the manner in which the EPS performance targets for the 2007 and 2009 PSU awards would be calculated if the transaction was completed before December 31, 2010, because the EPS targets for these awards were based on the company’s full-year 2010 EPS results. Under the modified methodology for determining EPS performance under these awards, 2010 EPS was based on Legacy CCE’s mid-September earnings forecast for the full year. The determination of this forecasted EPS included adjustments for certain extraordinary items that were provided for under the terms of the 2007 and 2009 PSU awards.

2007 Performance Share Units. PSU awards were granted to senior officers of Legacy CCE in 2007 under generally the same terms as the 2010 PSUs described above, except that the performance goal for these awards was the compound annual growth rate of our adjusted EPS over a three-year period (2008 though 2010). Based on the 2007 EPS of $1.39, the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee for the 2007 PSU awards, were:

Compound Annual Growth Rate in EPS—FY 2010 vs. FY 2007		EPS Goals	Percentage of the PSU Target Award Earned
Less than 4%	<	$1.56	0%
Minimum—4%		$1.56	50%
Target—6%		$1.66	100%
Maximum—12%	>=	$1.95	200%

At its December 2010 meeting, the Committee certified the results for the 2007 PSU awards. With respect to the 2007 PSU awards, the 2010 EPS was $1.96 (as determined under the modified methodology described above), which represents a compound annual growth rate of 12.1%. Because the adjusted EPS increase exceeded the 12% maximum performance measure, each of the senior officers received PSUs equal to 200% of their targeted 2007 PSU award. Those PSUs will vest on April 30, 2011, assuming the officers’ continued employment with the company.

2009 Performance Share Units. PSU awards were granted to senior officers of Legacy CCE in 2009 under generally the same terms as the 2010 PSUs described above and with an annual adjusted EPS growth rate performance target. Using 2009 EPS of $1.60, the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee for the 2009 PSU awards, were:

Annual Growth Rate in EPS—FY 2010 vs. FY 2009		2009 EPS Goals	Percentage of the PSU Target Award Earned
Less than 3%	<	$1.65	0%
Minimum—3%		$1.65	50%
Target—7%		$1.71	100%
Maximum—12%	>=	$1.79	200%

The Committee also certified the results for the 2009 PSU awards. With respect to the 2009 PSU awards, the 2010 EPS was $1.99 (as determined under the modified methodology described above), which represents a 24.5% increase over the 2009 baseline EPS of $1.60.

Because the adjusted EPS increase exceeded the 12% maximum performance measure, each of the senior officers received PSUs equal to 200% of their targeted 2009 PSU award. Those PSUs will vest on April 30, 2013, assuming the officers’ continued employment with the company.

Conversion of Legacy CCE Equity Awards

Under the Transaction agreement, equity awards held by former Legacy CCE employees that became employed by CCE on or before the Transaction’s completion were converted to CCE awards, with the number of shares underlying the awards converted in accordance with the terms of the Transaction agreement. Specifically, any shares of unvested restricted stock were converted on a one-for-one basis, plus the $10 per share merger consideration paid to all shareowners. Stock options, restricted stock units, and performance stock units were converted based on a conversion ratio equal to the ratio of the trading price of Legacy CCE’s stock on the day before the Transaction’s closing compared to that same price less $10. Exercise prices of stock options were adjusted accordingly. The conversion methodology was intended to maintain each award’s same intrinsic value immediately before and after the Transaction. A description of the converted Legacy CCE equity awards held by our Named Executive Officers at the end of 2010, and any remaining service conditions to vesting, are included in the Outstanding Equity Awards at Fiscal Year-End table that begins on page 64.

Named Executive Officers Employment Agreements

U.S.-Based Named Executive Officers’ Agreements.

International CCE, which became CCE in connection with the Transaction, entered into employment agreements with each of the U.S.-based Named Executive Officers, which became effective upon completion of the Transaction. As explained in the Executive Summary” section that begins on page 40, the compensation committee of International CCE believed that securing Mr. Brock’s commitment to become the chief executive officer of CCE through 2013, as well as that of the other members of his executive leadership team, was critical to ensuring the stability of a new public company, achieving the strategic objectives that were foundational to the Transaction, and implementing a disciplined succession planning process.

The Committee determined that entering into employment agreements was the best way to address the board’s interest in ensuring these officers’ three-year commitment to a smaller, European-based business and obtaining noncompetition and other restrictive covenants that will apply following the officers’ termination of employment. The employment agreements include a cash retention incentive for each officer, which requires the officer to continue employment with CCE through December 31, 2013 to receive the incentive payment. The Committee believes that this retention arrangement will provide a strong incentive for the officers to remain with the company during a critical period, as well as providing the opportunity to earn substantially the same amounts by completing his or her employment term as he or she could receive by declining employment with CCE and receiving severance pay from Legacy CCE.

The provisions of the Named Executive Officers’ employment agreements, other than those related to base salary and annual incentive awards, are summarized below.

Employment Term. The initial term of the agreements commenced upon the officers’ transfer of employment to International CCE on September 28, 2010, and continues through December 31, 2013. Following the initial term of the agreements, CCE and the Named

Executive Officers could extend the term of the agreements or negotiate other employment terms. The point at which any of these officers’ employment will actually terminate has not been determined.

Terms of LTI Awards. The agreements provide for annual LTI awards in 2010 through 2012 at least equal to the values described above on page 50. The agreements provide that the LTI may be delivered in the form of stock options, stock units, or other forms, as the Committee determines appropriate. Options will vest ratably over the remainder of the agreement term, and performance stock units will vest based on continued service through the end of the agreement term and will include performance-vesting requirements to be established when the awards are granted. Any other equity awards will vest based on continued service through the end of the agreement term. The agreements also provide for a one-time, inaugural restricted stock unit award; the values of these awards and the vesting conditions are described on page 52.

Retention Incentive. Each Named Executive Officers’ employment agreement provides for a retention incentive in the form of a lump-sum cash payment in a specified amount, plus interest, payable in July 2014, provided the officer remains employed through December 31, 2013. The amount of the retention incentives are as follows:

Officer	Value of Retention Award
John F. Brock	$5,650,000
William W. Douglas III	$2,750,000
John R. Parker, Jr.	$2,500,000
Suzanne D. Patterson	$950,000

Other Benefits. The Named Executive Officers are entitled to the same benefit plans and programs as are offered to other CCE executives. Messrs. Douglas and Parker were provided a $50,000 lump-sum payment in 2010 for legal fees and other professional advice associated with negotiating and developing the employment agreements. Under his agreement, Mr. Brock received a payment of $100,000 for this purpose.

Payments Upon Involuntary Termination of Employment Without Cause or Voluntary Termination of Employment for Good Reason. If a Named Executive Officer’s employment is involuntarily terminated by CCE without cause, or the officer voluntarily terminates employment for good reason, he or she will become entitled to the following payments and benefits:

•

a lump-sum payment (or installments, to the extent necessary to comply with tax requirements) equal to the Named Executive Officer’s current base salary and target bonus, multiplied by the number of years and portions of a year remaining in the employment term (but not less than a multiple of one year);

•	a pro rata portion of the annual incentive award for the year of termination based on actual performance results for the year;

•	the cash retention award described above;

•	all equity awards converted from Legacy CCE equity awards will be fully vested, and all other service-based equity awards will vest on a pro rata basis; and

•

performance-based equity awards will be paid on a pro rata basis, subject to satisfaction of the relevant performance requirements, except that the inaugural restricted stock unit award noted above will be deemed to have satisfied the performance requirements.

For this purpose, “good reason” includes a material decrease in pay or bonus opportunity, material diminution of authority or responsibility, or a relocation of more than 50 miles.

If the officer’s involuntary termination without cause or voluntary termination for good reason occurs within two years following a change in control, he or she will be entitled to full vesting of all equity awards, rather than pro rata vesting and the requirement that actual performance measures must be satisfied.

Payments Upon Disability or Death. In the event of a Named Executive Officer’s disability or death during the term of the agreement, the Named Executive Officer (or his or her beneficiary) would receive the following:

•	a full annual incentive award for the year of disability or death, based on actual performance results for the year;

•	an amount equal to the target value of any of the annual long-term incentive awards specified in the agreement that have not yet been awarded;

•

a payment equal to the Named Executive Officer’s current base salary and target bonus, multiplied by the number of years and portions of a year remaining in the employment term; and the full cash retention award, inclusive of interest through the date of death or disability.

In addition, all outstanding equity grants would be fully vested, with vesting for performance-based equity awards based on actual results for performance periods that have been completed and target levels for performance periods in progress.

Restrictive Covenants. The agreements subject the Named Executive Officers to a number of obligations. The Named Executive Officers will be required execute a release of claims before receiving any severance pay. In addition, the officer cannot compete with CCE by becoming employed by certain “direct competitors” for a period of 12 to 24 months, depending on the number of months of severance to which he or she is entitled. During this same period, the Named Executive Officer cannot solicit CCE’s customers on behalf of any non-alcoholic beverage business and cannot hire away CCE employees.

“Clawback” Provision. A Named Executive Officer will be required to repay any severance pay and certain gains from equity awards in the event that two-thirds of the CCE Board of Directors determines (i) within two years of the officer’s termination of employment, that he could have been terminated for cause, (ii) that he or she has violated the agreement’s noncompetion or nonsolicitation covenants, or (iii) that he or she engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of CCE’s financial results.

Mr. Patricot’s Employment Agreement

Mr. Patricot’s employment continues to be governed by his 2009 employment agreement with CCE’s United Kingdom subsidiary, which became a subsidiary of CCE in connection with the Transaction.

Mr. Patricot, a French citizen, is headquartered in the United Kingdom. To mitigate costs associated with maintaining dual residences, increased tax reporting obligations, and maintaining prior levels of retirement savings opportunities, Mr. Patricot’s employment agreement provides for the following additional benefits:

•	An annual allowance of €77,270 to assist with maintaining a temporary residence in London;

•	Reimbursement of the cost of tax preparation assistance;

•	An annual cash payment (net of taxes) equal to the contributions that would have been made on his behalf to certain tax-favorable savings plans had he remained an employee of our French company;

•

Reimbursement of social security contributions in excess of those that would have been payable on gains related to his 2008 LTI awards had it been permissible to make them under our French tax-qualified subplans; and

•	A company car and related allowances, which is a standard benefit for our executives in the United Kingdom.

In the event of Mr. Patricot’s involuntary termination without cause, Mr. Patricot would be entitled to a payment equal to two times his base salary and target bonus at the time of such termination, subject to restrictive covenants under his employment agreement, including a six month non-competition period and a 12-month non-solicitation period.

Executive Benefit Programs

Our senior officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide protection against the financial hardship that can result from illness, disability, or death, and to provide retirement income. In addition to these broad-based benefit programs, our Named Executive Officers are eligible to participate in the following executive-level benefit programs.

Retirement Plans

Effective January 1, 2011, CCE established a tax-qualified defined contribution plan to which the company will contribute 7% of each U.S.-based employee’s compensation, up to Internal Revenue Code (“IRC”) limits. To the extent that the full 7% cannot be contributed to the qualified plan due to IRC limits, contributions will be made to our nonqualified defined contribution plan, but only taking into consideration compensation up to $500,000. Therefore, the maximum amount of contributions any employee may receive during a calendar year is $35,000.

Legacy CCE sponsored a nonqualified pension plan for its U.S.-based executive management team, including senior officers. This plan was designed to offset the impact of the IRC limits and to provide an enhanced level of benefits. CCE assumed the benefit obligations under these plans for executives who became our employees. Participants continued to accrue benefits under this nonqualified plan through December 2010, at which time the plan was terminated and the benefits were paid out in a lump-sum. The nonqualified pension plan’s benefit payments for our Named Executive Officers are described on page 69.

Executive Welfare Plan Benefits

All U.S.-based employees are covered under a long-term disability program that provides a monthly disability benefit of up to 60% of the employee’s salary. Senior officers are also provided a monthly disability benefit of an additional 10% of his or her base salary, up to a maximum benefit of $15,000 under the broad-based program and the Executive LTD Plan. Also, our senior officers, as well as other members of management, are eligible to participate in an executive physical program that provides enhanced diagnostic screenings and services.

Use of Company Aircraft

The company operates aircraft that are used by our senior officers and other members of senior management to conduct company business. For personal security reasons, Mr. Brock is required by the board to use the company aircraft for all air travel, both business and personal. Other senior officers make limited use of the company aircraft for personal travel with the permission of the CEO. When officers, including Mr. Brock, use the company aircraft for personal reasons, the value of that use is reported as income, and they are responsible for the applicable taxes on that income.

Other Policies and Considerations

Compensation Risk Considerations

With respect to any Committee decision regarding senior officers’ performance-based compensation opportunities, the Committee takes into consideration whether such opportunities would encourage the officers to take excessive or unreasonable business risks to realize the compensation at issue. Although a significant portion of our executive compensation opportunities are performance-based, the Committee does not believe that our executive compensation program encourages excessive risk-taking. Rather, the Committee has constructed the program to align the majority of each executive officer’s compensation opportunities with the performance of the company’s stock over longer periods of time and with less emphasis on incentive opportunities that could jeopardize the long-term alignment of our executive officers and shareowners.

The goals established under both the annual and long-term incentive programs by the Committee are directly related to the annual and strategic long-term business plans that are reviewed and approved by the full board. These plans and the progress against them are reviewed by the full board throughout the year. Directors are provided with detailed operational input and financial results, receiving a monthly report from senior management for those months in which there is no board meeting. Further, the board and the Committee hold executive sessions at each meeting and have open access to senior management or members of their teams throughout the year to discuss any business issues. Through all of these mechanisms the board and Committee have detailed visibility of the financial performance and contributing aspects of the company’s performance to ensure that there have been no excessive or inappropriate risks taken to achieve results.

Stock Ownership Policy

Our stock ownership policy requires that each senior officer acquire and maintain significant levels of company stock, generally within five years of becoming subject to the policy. The ownership levels are determined as a multiple of the senior officer’s base salary: 5 times for the CEO, 3 times for an executive vice president, 2 times for a senior vice president and 1 times for a corporate vice president. An officer’s current ownership level, which is reviewed annually, is determined by including shares owned by the officer or an immediate family member, 60% of the value of shares underlying in-the money options, and all performance stock units or restricted stock units for which the performance conditions to vesting have been met.

As of December 31, 2010, each of the Named Executive Officers had stock ownership levels at or above their respective ownership guidelines.

Anti-Hedging Policy

Our stock ownership policy also prohibits any executive from engaging in hedging strategies using puts, calls, or other derivative securities based on the value of the company’s stock.

Equity Award Grant Policy

The Compensation Committee is solely responsible for making or modifying equity awards to our senior officers. The board has delegated authority to the CEO to make and modify equity awards to employees other than senior officers, subject to certain limits and procedural controls.

Our equity grant policy requires the exercise price for stock option grants to be at least equal to the closing market price on the grant date. The “grant date” is defined as the date on which both final approval of a grant has occurred and all of the elements of the grant are known. Our policy also sets forth the procedural and control requirements for granting annual, new hire, and promotional equity awards.

Tax and Accounting Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Section 162(m) limits the tax deduction available for compensation over $1 million paid to a public company’s CEO and to each of the three other most highly compensated executive officers (other than the CFO) unless such compensation is “performance-based.” To the extent consistent with our executive compensation program and the officers’ employment agreements, we have designed our annual incentive program and LTI awards to be performance-based and also to comply with requirements for tax deductibility where feasible. In some cases, however, certain equity grants and compensation arrangements, including the inaugural restricted stock award, the 2010 performance stock unit grant, and the retention incentive described above, will not be considered performance-based for section 162(m) purposes and may not be tax deductible.

Summary Compensation Table

Name and Principal Position	Year(1)	Salary(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value(6) ($)	All Other Compensation(7) ($)	Total ($)
John F. Brock	2010	1,192,308	11,298,420	2,800,158	3,500,000	3,734,736	323,432	22,849,054
Chairman and Chief Executive Officer	2009	1,150,000	6,720,605	2,799,898	3,500,000	1,256,161	125,198	15,551,862
	2008	1,144,039	3,899,522	2,617,454	147,344	1,070,538	219,745	9,098,642

William W. Douglas III	2010	543,500	2,099,620	599,865	1,165,000	308,379	121,109	4,837,473
Executive Vice President and Chief Financial Officer	2009	515,000	1,440,130	600,166	1,133,000	136,534	9,918	3,834,748
	2008	510,462	839,610	563,843	47,509	74,166	19,976	2,055,566

Hubert Patricot	2010	529,164	3,080,500	479,892	1,167,622	0	302,018	5,559,196
Executive Vice President and President, European Group	2009	516,150	1,152,715	480,238	1,238,760	0	151,445	3,539,308
	2008	500,847	480,198	322,196	484,749	0	1,028,759	2,816,749

John R. Parker, Jr.	2010	505,808	1,400,560	400,107	870,000	602,346	128,205	3,907,026
Senior Vice President and General Counsel	2009	485,000	960,086	399,760	853,600	387,416	14,051	3,099,913

Suzanne Patterson	2010	298,693	524,600	150,114	448,107	100,152	28,552	1,550,218
Vice President, Controller and Chief Accounting Officer

All amounts shown are in U.S. dollars.

(1)        CCE became a public company on October 2, 2010, and we paid the compensation for our Named Executive Officers’ for the period of October 2, 2010 through December 31, 2010. However, we have included compensation provided to these officers by Legacy CCE for the period of January 1, 2010 through October 1, 2010 in order to give a complete description of the compensation they received in 2010. Also, we have included Legacy CCE compensation information for 2009 and 2008, except that the table does not include compensation information for certain prior years for Mr. Parker (2008) and Ms. Patterson (2008 and 2009) because they were not Named Executive Officers of Legacy CCE for those years.

(2)        Mr.  Patricot’s salary has been converted to U.S. dollars from euros based on the average of the daily exchange rates for calendar year 2010, which was 1.328. The 2009 and 2008 amounts were based on exchange rates of 1.395 and 1.471, respectively.

(3)        Amounts shown reflect the aggregate fair value of the inaugural restricted stock unit (“RSU”) awards and the 2010 performance share unit (“PSU”) awards as of their grant date calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated by multiplying the closing price of the company’s stock on the grant date by, (a) for the RSUs, the number of shares subject to the RSUs and, (b) for the PSUs, the number of shares if actual performance during the applicable performance period is consistent with the probable performance determined as of the grant date (150% of target award for 2010).

For the 2010 PSU awards, the value at the grant date, assuming the highest level of performance (200%) and the closing share price on that date ($24.40), are as follows:

Officer	Value at 200% Performance
John F. Brock	$8,398,480
William W. Douglas III	1,800,720
Hubert Patricot	1,439,600
John R. Parker, Jr.	1,200,480
Suzanne Patterson	448,960

Dividend equivalents provided for under the 2010 RSU and PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for the awards. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)        Amounts shown reflect the aggregate fair value of 2010 stock option awards as of their grant date calculated in accordance with ASC Topic 718. The values were calculated using the Black-Scholes valuation model. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)        Amounts shown reflect the Named Executive Officers’ total annual incentive earned during 2010 under the Executive Management Incentive Plan (“MIP”). These amounts were approved by the Human Resources and Compensation Committee at its February 7, 2011 meeting and will be paid in March 2011. Mr. Patricot’s non-equity incentive plan compensation has been converted to U.S. dollars from euros based on the daily exchange rate 1.3577, which was the rate on February 7, 2011, the date on which the Human Resources and Compensation Committee approved Mr. Patricot’s MIP award payment. Amounts shown are not reduced to reflect deferrals, if any, to qualified or nonqualified deferred compensation plans.

(6)         The Named Executive Officers participated in the qualified and nonqualified defined benefit pension plans of Legacy CCE through October 1, 2010, and continued to participate in the spin-off of the nonqualified defined pension benefit plan, which we adopted, for the remainder of the year. The amounts shown include the change in the pension value during 2010 for Legacy CCE’s qualified and nonqualified pension plans and (for the fourth quarter) our nonqualified pension plan. Prior to 2008, Legacy CCE’s defined benefit pension plans’ measurement dates were September 30. Beginning in 2008, the measurement dates changed to December 31. As a result, the amounts shown for 2008 reflect the annualized change in the actuarial present value of the Named Executive Officers’ accumulated benefit under all Legacy CCE’s defined benefit plans from October 1, 2007 to December 31, 2008. As explained in the “Pension Benefits” section beginning on page 66, we terminated the nonqualified pension plan on December 27, 2010 and paid out all benefits accrued under that plan.

Mr. Patricot, who is a French citizen, participates in the French social security program. He does not participate in any defined benefit pension plan sponsored by the company or its subsidiaries.

(7)        Amounts shown as “All Other Compensation” reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the company of all perquisites and other personal benefits; (ii) the amount of any tax reimbursements or gross-up payments, and (iii) the amounts contributed by the company to a defined contribution plan maintained by the company.

Type of Perquisite/Personal Benefit(a)	Mr. Brock	Mr. Douglas	Mr. Patricot	Mr. Parker	Ms. Patterson
Incremental cost of personal use of company aircraft(b)	$144,829	$0	$—	$43,521	$0
Legal/financial fee assistance payment (c)	100,000	50,000	—	50,000	—
Payment in lieu of defined contribution participation(d)	0	0	55,346	0	0
Mobility allowance / costs associated with sponsoring reward and recognition events(e)	—	0	144,782	—	0
Auto allowance (f)	0	0	—	0	0
Other(g)	—	—	—	—	—

(a)        This table outlines those perquisites and other personal benefits required by SEC rules to be separately described and/or quantified. A dash indicates that the Named Executive Officer received this type of perquisite or personal benefit but the amount was not required to be disclosed under SEC rules.

(b)        Amounts shown reflect the incremental cost of personal use of company aircraft by the Named Executive Officers during 2010. These amounts were calculated based on the variable operating costs to the company for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which are updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.

(c)        For Messrs. Brock, Douglas and Parker, amounts shown reflect the one-time payment to each officer to cover legal fees associated with the negotiation of their employment agreements, which payment was provided for under such agreements. Under Mr. Patricot’s employment agreement, the company provides tax return preparation assistance to Mr. Patricot. Under Ms. Patterson’s employment agreement, the company provides an annual allowance that may be, but is not required to be, used for legal and financial planning assistance.

(d)        No contributions were made to a company-sponsored savings plans on Mr. Patricot’s behalf during 2010; however, pursuant to his employment agreement, he received a direct payment equal to the amount the company would have contributed to its French profit sharing plans in 2009 and 2010 on his behalf had he been eligible to participate in such plans. (The amount due Mr. Patricot in 2009 was not paid until 2010.) The exchange rate used to convert this payment from euros to U.S. dollars was 1.228.

(e)        Amount reflects payments of a mobility allowance to Mr. Patricot related to his localization in Great Britain. This amount was paid pursuant to the terms of Mr. Patricot’s employment agreement. The exchange rate used to convert this payment from euros to U.S. dollars was 1.363. Amount shown also reflects the incremental cost to the company for Mr. Patricot’s participation in a recognition/reward travel program sponsored by the executive leadership team.

(f)        Mr. Patricot receives the same auto allowance offered to all executives who are based in Great Britain. The exchange rate used to convert this allowance from euros to U.S. dollars was 1.328.

(g)         ”Other” Category includes items such as company-paid costs for the officer’s participation in the executive physical program and premiums related to supplemental long-term disability coverage as well as the company’s matching gifts under its charitable gifts program.

“All Other Compensation” also includes the amounts contributed by Legacy CCE and the company to defined contribution plans and the amount of any tax gross-up payments:

Compensation Category	Mr. Brock	Mr. Douglas	Mr. Patricot	Mr. Parker	Ms. Patterson
Company contributions to defined contribution plans(a)	$37,457	$52,561	—	$21,061	$11,107
Company-paid taxes(b)	—	—	58,546	—	—

(a)        Amounts shown for U.S.-based Named Executive Officers reflect aggregate matching contributions made or credited on their behalf under Legacy CCE’s 401(k) plan and supplemental savings plan for the first three quarters of 2010 and our nonqualified supplemental savings plan for the remainder of the year. For 2010, the matching contribution rate under both companies’ plans was 50% on qualified and nonqualified plan deferrals, of up to 7% of a participant’s salary and annual incentive.

(b)        Amount shown reflects a tax gross-up payment to Mr. Patricot, which is related to the payment the company makes to him in lieu of participation in a defined contributions plan, as described above. The tax gross-up payment reported for 2010 relates to the 2009 and 2010 payments to which he was entitled. The exchange rate used to convert this payment to U.S. dollars from euros was 1.228.

Grants of Plan-Based Awards

The following table summarizes the annual incentive and equity awards granted to the Named Executive Officers during 2010. The following paragraphs describe the general terms of these awards; however, the provisions of these awards that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section beginning on page 71.

Incentive Compensation. The company provided an annual cash incentive opportunity to executives under the 2010 Executive Management Incentive Plan (“MIP”). A description of the MIP’s design, relevant performance targets and actual performance is provided in the CD&A section on page 47.

Annual Stock Option Awards. On November 4, 2010, the Named Executive Officers were awarded stock options with an exercise price of $24.40. These options vest in one-third increments on November 4, 2011, 2012, and 2013. The U.S.-based Named Executive Officers’ vested options may be exercised for ten years after the date of grant. Mr. Patricot’s vested options may be exercised for ten years after the date of grant, assuming continued employment.

Annual Performance Share Unit Awards. On November 4, 2010, the Named Executive Officers were awarded PSUs, which entitle them to shares of company stock (and a cash payment representing hypothetical dividends) if the award’s vesting conditions are satisfied. A description of the 2010 PSU design and relevant performance targets are provided in the CD&A section on page 51.

Inaugural Restricted Stock Unit Awards. On November 4, 2010, the Named Executive Officers were each awarded an inaugural award of RSUs, which entitle them to shares of company stock (and a cash payment representing hypothetical dividends) if the award’s vesting conditions are satisfied. A description of the 2010 Inaugural RSU awards is provided in the CD&A section on page 52.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
John F. Brock
2010 Executive MIP	2/11/2010	2/11/2010	400,262	1,601,048	4,162,725
2010 Incentive Award Plan (Options)	11/4/2010	10/21/2010							473,800	24.40	2,800,158
2010 Incentive Award Plan (PSUs)	11/4/2010	10/21/2010				86,050	172,100	344,200			6,298,860
2010 Incentive Award Plan (RSUs)	11/4/2010	10/21/2010				—	204,900	—			4,999,560

William W. Douglas III
2010 Executive MIP	2/11/2010	2/11/2010	135,043	540,173	1,404,450
2010 Incentive Award Plan (Options)	11/4/2010	10/21/2010							101,500	24.40	599,865
2010 Incentive Award Plan (PSUs)	11/4/2010	10/21/2010				18,450	36,900	73,800			1,350,540
2010 Incentive Award Plan (RSUs)	11/4/2010	10/21/2010				—	30,700	—			749,080

Hubert Patricot
2010 Executive MIP	2/11/2010	2/11/2010	132,033	528,132	1,373,143
2010 Incentive Award Plan (Options)	11/4/2010	10/21/2010							81,200	24.40	479,892
2010 Incentive Award Plan (PSUs)	11/4/2010	10/21/2010				14,750	29,500	59,000			1,079,700
2010 Incentive Award Plan (RSUs)	11/4/2010	10/21/2010				—	82,000	—			2,000,800

John R. Parker, Jr.
2010 Executive MIP	2/11/2010	2/11/2010	100,596	402,385	1,046,200
2010 Incentive Award Plan (Options)	11/4/2010	10/21/2010							67,700	24.40	400,107
2010 Incentive Award Plan (PSUs)	11/4/2010	10/21/2010				12,300	24,600	49,200			900,360
2010 Incentive Award Plan (RSUs)	11/4/2010	10/21/2010				—	20,500	—			500,200

Sue Patterson
2010 Executive MIP	2/11/2010	2/11/2010	52,009	208,035	540,890
2010 Incentive Award Plan (Options)	11/4/2010	10/21/2010							25,400	24.40	150,114
2010 Incentive Award Plan (PSUs)	11/4/2010	10/21/2010				4,600	9,200	18,400			336,720
2010 Incentive Award Plan (RSUs)	11/4/2010	10/21/2010				—	7,700	—			187,880

(1)        At its October 2010 meeting, the Human Resources and Compensation Committee approved the terms and value of the annual option and PSU awards, as well as the inaugural RSU awards, as noted above. These awards were granted under the company’s 2010 Incentive Award Plan.

(2)        Amounts shown reflect the threshold, target, and maximum awards for business goals under the 2010 MIP, which is described in detail in the CD&A beginning on page 48. For purposes of this table, we have applied an individual performance factor of 1.0 for each officer under the threshold and target incentive amounts so that the incentive amount payable for the minimum and target levels of business performance are described. However, because the maximum incentive amount could have been earned by applying a 1.3 performance factor, this feature of the MIP is reflected in the maximum incentive amount. Individual performance factors below 1.0 could have reduced each of the amounts to $0.

The actual MIP award payments, the amounts of which are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, were approved at the Committee’s February 2011 meeting and will be made in March 2011.

(3)        The amounts shown are the threshold, target, and maximum numbers of shares of company stock that may be earned, based on the extent to which the EPS target goal is met under the 2010 PSU Awards.

(4)        The exercise price of options granted in 2010 is the closing price of the company’s stock on the grant date, November 4, 2010, as reported in the NYSE Composite Transactions listing.

(5)        The fair value of the stock option awards was determined under the Black-Scholes valuation model. The fair value of the RSU and PSU awards was determined multiplying the closing price of the company’s stock on the grant date by (a) for the RSUs, the number of shares that would be subject to the RSUs and, for the PSUs the number of shares that would be awarded if actual performance during the performance period reflects the probable outcome of the performance condition as of the grant date (150%).

Dividend equivalents provided under the PSU and RSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for any of the 2010 awards. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2010.

		Options Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John F. Brock
Options	4/ 25/2006	1,312,842				$14.19	4/25/2016
Options	8/3/2006	371,972				$14.94	8/3/2016
Options	10/31/2007	340,318				$17.70	10/31/2017
Options	10/30/2008	629,231	491,393	(1)		$6.74	10/30/2018
Options	11/4/2009	258,825	517,649	(2)		$13.11	11/4/2019
Options	11/4/2010		473,800	(3)		$24.40	11/4/2020
RSUs	11/4/2010										204,900	(4)	$5,128,647
PSUs	10/31/2007							420,402	(5)	$10,522,662
PSUs	10/30/2008							1,158,512	(6)	$28,997,555
PSUs	11/4/2009							641,252	(7)	$16,050,538
PSUs	11/4/2010										86,050	(8)	$2,153,831

William W. Douglas III
Options	7/26/2004	29,174				$17.50	7/26/2014
Options	9/1/2005	58,348				$15.30	9/1/2015
Options	8/3/2006	102,146				$14.94	8/3/2016
Options	10/31/2007	65,933				$17.70	10/31/2017
Options	10/30/2008	105,855	105,854	(1)		$6.74	10/30/2018
Options	11/4/2009	55,480	110,959	(2)		$13.11	11/4/2019
Options	11/4/2010		101,500	(3)		$24.40	11/4/2020
RSUs	11/4/2010										30,700	(4)	$768,421
PSUs	10/31/2007							81,398	(5)	$2,037,392
PSUs	10/30/2008							249,442	(6)	$6,243,533
PSUs	11/4/2009							137,412	(7)	$3,439,422
PSUs	11/4/2010										18,450	(8)	$461,803

		Options Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Hubert Patricot
Options	2/26/2004	25,527				$16.19	2/26/2014
Options	9/1/2005	14,587				$15.30	9/1/2015
Options	8/3/2006	15,316				$14.94	8/3/2016
Options	10/31/2007	12,836				$17.70	10/31/2017
Options	10/30/2008	120,975	60,488	(1)		$6.74	10/30/2018
Options	11/4/2009	44,393	88,787	(2)		$13.11	11/4/2019
Options	11/4/2010		81,200	(3)		$24.40	11/4/2020
RSUs	11/1/2007							43,761	(9)	$1,095,338
RSUs	11/4/2010										82,000	(4)	$2,052,460
PSUs	10/31/2007							13,420	(5)	$335,903
PSUs	10/30/2008							142,664	(6)	$3,570,880
PSUs	11/4/2009							109,988	(7)	$2,753,000
PSUs	11/4/2010										14,750	(8)	$369,193

John R. Parker, Jr.
Options	2/26/2004	72,935				$16.19	2/26/2014
Options	9/1/2005	58,348				$15.30	9/1/2015
Options	8/3/2006	24,798				$14.94	8/3/2016
Options	10/31/2007	38,364				$17.70	10/31/2017
Options	10/30/2008		68,025	(1)		$6.74	10/30/2018
Options	11/4/2009	36,954	73,908	(2)		$13.11	11/4/2019
Options	11/4/2010		67,700	(3)		$24.40	11/4/2020
RSUs	11/4/2010										20,500	(4)	$513,115
PSUs	10/31/2007							47,556	(5)	$1,190,327
PSUs	10/30/2008							160,460	(6)	$4,016,314
PSUs	11/4/2009							91,608	(7)	$2,292,948
PSUs	11/4/2010										12,300	(8)	$307,869

Suzanne Patterson
Options	10/30/2008		6,685	(1)		$6.74	10/30/2018
Options	11/4/2009		27,715	(2)		$13.11	11/4/2019
Options	11/4/2010		25,400	(3)		$24.40	11/4/2020
RSUs	10/30/2008							10,028	(10)	$251,001
RSUs	11/4/2010										7,700	(11)	$192,731
PSUs	10/31/2007							15,172	(5)	$379,755
PSUs	10/30/2008							33,424	(6)	$836,603
PSUs	11/4/2009							34,426	(7)	$861,683
PSUs	11/4/2010										4,600	(8)	$115,138
Restricted Shares	2/27/2006							10,000	(12)	$250,300

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(1) Service-based stock options	10/30/2008	33 1/3% per year	10/30/2009 10/30/2010 10/30/2011	• Continued employment through vesting date required

(2) Service-based stock options	11/4/2009	33 1/3% per year	11/4/2010 11/4/2011 11/4/2012	• Continued employment through vesting date required

(3) Service-based stock options	11/4/2010	33 1/3% per year	11/4/2011 11/4/2012 11/4/2013	• Continued employment through vesting date required

(4) Performance-based restricted stock units	11/4/2010	100% at vesting date	11/4/2012	• Continued service through the vesting date is required. For Messrs. Brock, Douglas, Patricot and Parker satisfactory attainment of the 2011 and 2012 business goals is also required

(5) Performance share units	10/31/2007	N/A	4/30/2011	• Maximum number of shares were earned based on actual performance for the performance period of 1/1/2008 through 12/31/2010 • Continued employment through 4/30/2011 required

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions

(6) Performance share units	10/30/2008	N/A	4/30/2012	• Maximum number of shares were earned based on actual performance for the performance period of 1/1/2009 through 12/31/2009 • Continued employment through 4/30/2012 required

(7) Performance share units	11/4/2009	N/A	4/30/2013	• Maximum number of shares were earned based on actual performance for the performance period of 1/1/2010 through 12/31/2010 • Continued employment through 4/30/2013 required

(8) Performance share units	11/4/2010	N/A	12/31/2013

•    Number of shares of stock to be issued based on assumed threshold performance of 50% of target for the performance period of 1/1/2011 through 12/31/2011 (actual number of shares awarded may vary from this amount based on actual company performance)

•    Continued employment through 12/31/2013 required

(9) Performance-based restricted stock units	11/1/2007	100% at vesting date	11/1/2011	• Performance criteria applicable to award met during 2010 • Continued employment through 11/1/2011 required

(10) Service-based restricted stock units	10/30/2008	100% at vesting date	10/30/2011	• Continued employment through 10/30/2011 required

(11) Service-based restricted stock units	11/4/2010	100% at vesting date	11/4/2012	• Continued employment through vesting date required

(12) Restricted Shares	2/27/2006	100% at vesting date	2/27/11	• Performance criteria applicable to award met during 2010 • Continued employment through 2/27/2011 required

Option Exercises and Stock Vested

During 2010, the Named Executive Officers had restricted stock and/or restricted stock unit awards, and they exercised stock options, as described in the following table:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John F. Brock	353,553	6,237,630	183,550		5,332,128
William W. Douglas III	—	—	112,072		3,242,524
Hubert Patricot	43,000	481,327	8,990		258,147
John R. Parker, Jr.	293,688	3,211,308	31,182	(1)	899,965	(1)
Suzanne D. Patterson	52,414	472,776	7,350		213,518

(1)        For Mr. Parker, includes 19,182 restricted stock units under awards that fully vested prior to the completion of the Transaction, but are not payable until specified future date under the terms of such awards. The value of these awards (which were converted from Legacy CCE awards to CCE awards upon the completion of the Transaction) is also included in the nonqualified deferred compensation table below.

Pension Benefits

During 2010, our Named Executive Officers, other than Mr. Patricot, participated in the U.S. defined benefit pension programs described below. Mr. Patricot, who is a French citizen and participates in the French social security program, does not participate in any defined benefit pension program sponsored by the company (or its subsidiaries).

Legacy CCE’s Employees’ Pension Plan

During the first three quarters of 2010, our U.S.-based Named Executive Officers participated in the Coca-Cola Enterprises Inc. Employees’ Pension Plan (the “Pension Plan”). Legacy CCE continued to sponsor the Pension Plan following the Transaction, but our employees, including our Named Executive Officers, ceased active participation in that plan on October 2, 2010 and accrued no additional benefits after that date. The Pension Plan is a tax-qualified defined benefit pension plan, which provided basic pension benefits for substantially all of Legacy CCE’s U.S. employees (excluding certain employees covered by collective bargaining agreements). The material terms of the Pension Plan, as applicable to our U.S.-based Named Executive Officers through October 2, 1010, are described below.

Benefit Formula. The benefit formula of the Pension Plan provided an annual benefit (expressed as a life annuity payable at normal retirement age) equal to 1.15% of a participant’s final average earnings multiplied by his or her number of years of benefit service with Legacy CCE. “Benefit service” was defined as each month of service in which the participant received compensation. “Final average earnings” was the highest average compensation received by the participant during three consecutive calendar years out of his or her last 10 years of employment. Covered compensation under the Pension Plan included salary and annual incentives.

Vesting. A participant’s benefit under the Pension Plan vested when he or she earned five years of vesting service or attained age 65. All of our Named Executive Officers were vested in their Pension Plan benefit as of October 2, 2010.

Normal and Early Retirement. A retired participant could begin receiving his or her normal retirement benefits at normal retirement age. A participant’s normal retirement age under the Pension Plan is based on the year in which he or she was born, as follows: before 1938—age 65; between 1938 and 1954—age 66; and after 1954—age 67. A retired participant who is age 55 or older could begin receiving Pension Plan benefits that are reduced by 6.67% for each of the first five years, and 3.33% for each additional year, that a participant’s benefit commencement date preceded his or her normal retirement date. Messrs. Brock and Parker were the only Named Executive Officers who were eligible during 2010 to retire and receive an early retirement benefit under the Pension Plan.

Forms of Benefit Payment. Prior to January 1, 2011, the Pension Plan’s normal retirement benefit for an unmarried participant was a single life annuity. The normal form of benefit for a married participant was an annuity paid to the participant for the remainder of his or her life, with payments equal to 50% of the amount that was being paid to the participant paid to the participant’s surviving spouse for the remainder of his or her life. Effective January 1, 2011, a terminated Legacy CCE participant, including the Named Executive Officers, may elect to receive the present value of his or her benefit in a lump-sum payment at any time.

Executive Pension Plan

The Coca-Cola Enterprises Executive Pension Plan (the “Executive Pension Plan”) was a nonqualified defined benefit pension plan designed to provide enhanced pension benefits to certain management employees, including benefits that could not be provided under the Pension Plan due to IRC limits on qualified plans. Upon the completion of the Transaction, we accepted a spin-off of the Executive Pension Plan obligations for the former Legacy CCE executives who became our employees. However, the Human Resources and Compensation

Committee terminated the plan on December 27, 2010, provided for the vesting of any unvested benefits, and required a complete distribution of the company’s liabilities under the plan in the form of a lump-sum payment to each participant.

Except as noted below, the material terms of the Executive Pension Plan were the same as those of the Pension Plan.

Benefit Formula. The Executive Pension Plan provided a benefit equal to the participant’s years of benefit service multiplied by:

•	1.15% of final average earnings (the Pension Plan formula), plus

•	0.25% of the portion of final average earnings that exceeded the Social Security wage base in effect for the last year in which the participant accrued a benefit (which was $106,800 in 2010).

This “total” benefit amount was then reduced by the participant’s benefit under the Pension Plan.

Benefit service was determined in the same manner as under the Pension Plan, except that the company could grant additional service. Mr. Brock is the only Named Executive Officer who was granted additional years of benefit and/or vesting service under the Executive Pension Plan, as required by the terms of his employment agreement with Legacy CCE. Specifically, under that agreement, Mr. Brock received two additional months of benefit service for each month of service actually earned under the plan. The Compensation Committee continued this arrangement under the Executive Plan for the period of October 2, 2010 through December 27, 2010. Although the agreement provided that the benefits attributable to the additional service would vest on April 26, 2011, the Compensation Committee provided for the vesting of his full benefit as of the plan’s termination date.

Final Average Earnings. A participant’s final average earnings amount was calculated in the same manner as for the Pension Plan, except that considered compensation included compensation above the limits under the Pension Plan that are imposed by law and compensation deferred under the nonqualified supplemental savings plan.

Normal and Early Retirement. Benefits under the Executive Pension Plan are payable at age 65, which is sooner than the Pension Plan normal retirement age for participants born after 1937. None of the Named Executive Officers had reached the Executive Pension Plan’s normal retirement age by December 31, 2010.

A participant could also retire after attaining age 55, but before attaining age 65, in which case, his or her Executive Pension Plan benefit would be reduced by 1.5% for each of the first five years, and 5% for each additional year, that his or her benefit commencement date precedes his or her 65th birthday.

The table below shows the present value of the accumulated benefits payable to each of the Named Executive Officers, together with the number of years of benefit service credited to each officer, under the Legacy CCE Pension Plan as of October 2, 2010. The table also shows the amount of each officer’s lump-sum payment under the Executive Pension Plan upon its termination on December 27, 2010.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)

John F. Brock	Employees’ Pension Plan	4.5833	119,503	0
	Executive Pension Plan	14.2500	—	8,080,322

William W. Douglas III	Employees’ Pension Plan	6.3333	81,844	0
	Executive Pension Plan	6.5000	—	868,782

John R. Parker, Jr.	Employees’ Pension Plan	14.0833	320,096	0
	Executive Pension Plan	14.2500	—	2,186,745

Suzanne D. Patterson	Employees’ Pension Plan	4.7500	60,621	0
	Executive Pension Plan	4.9167	—	240,492

(1)        Benefit service under the Employees’ Pension Plan was determined as of October 2, 2010, the date on which the Transaction was completed. Benefit service for the Executive Pension Plan was determined as of December 27, 2010. For the Executive Pension Plan, years of credited service reflect the service earned as of December 27, 2010, the plan’s termination date. For Mr. Brock, the service shown includes 4.7547 years of actual service, as well as the additional service credits (two months for each actual month) provided for under his employment agreement with Legacy CCE and continued by our Committee.

(2)        The present values of the accumulated benefits under the Legacy CCE Employees’ Pension Plan were determined by using a discount rate of 5.125%, a lump-sum interest rate of 3.125%, and the 2010 mortality table prescribed by the Pension Protection Act of 2006 and by reducing benefits to age 65 using that plan’s early retirement reduction factors. These values were determined as of October 2, 2010 using the financial statement reporting assumptions in effect for Legacy CCE as of that date. There are no 2010 year-end values shown for accumulated benefits under the Executive Plan because all benefits were paid out prior to December 31, 2010.

(3)        The benefit payment under the Executive Pension Plan were determined by using the assumptions in effect in December 2010, which was 3.39% (the ten-year treasury for October 2009) and the 2010 mortality table for lump sums prescribed by the Pension Protection Act of 2006 and reducing benefits to the participant’s age as of December 2010. No discount rate was applied since the benefits were immediately payable.

Nonqualified Deferred Compensation

Supplemental Savings Plan. Legacy CCE sponsored a nonqualified supplemental savings plan (the “Supplemental Plan”) from which we accepted a spin-off plan that included the balances of our U.S.-based Named Executive Officers accounts as of October 1, 2010. The Supplemental Plan allows participants to defer the receipt and taxation of up to 70% of their regular pay and annual incentive awards. We continued participant’s deferrals and company matched contributions through the end of 2010.

Company Contributions. For 2010, a participant’s Supplemental Plan accounts were credited with company matching contributions, but only to the extent that the related contributions would have been matched under Legacy CCE’s 401(k) plan without regard to the IRC limit on participant contributions ($16,500 for 2010). The matching contribution rate for 2010 was as follows: 100% up to 1% of pay deferred and 50% for each additional percentage of pay deferred, up to 5% of covered pay.

Effective January 1, 2011, the plan no longer provides for company matching contributions; instead, the company will credit contributions equal to 7% of the participant’s salary and annual incentive award for the year to the extent such contributions are in excess of the IRS contribution limits to our 401(k) plan. However, $500,000 is the maximum compensation that will be used in determining the company’s annual contribution credit to a participant’s Supplemental Plan account.

Forms of Benefit. A participant may receive Supplemental Plan distributions only following his or her separation from service with the company or in a designated year following separation. The distribution is paid as a lump-sum or in up to 10 annual installments, according to the participant’s election.

Deferral of Vested Restricted Stock Unit Awards. Pursuant to the terms of the awards, the shares (and cash equal to hypothetical dividend credits) payable upon the vesting of certain restricted stock unit awards may not be distributed until a specified future date. On such specified date, the shares and cash will be distributed to the participant in a lump-sum. Because the awards are no longer subject to forfeiture, they are considered to be a nonqualified deferred compensation arrangement for purposes of the following table. No payments were made under these awards during 2010.

The table below summarizes the Supplemental Plan contributions made by the U.S.-based Named Executive Officers as well as by Legacy CCE and the company during 2010. The table also shows the aggregate earnings credited to the executives’ Supplemental Plan accounts during 2010, as well as the executives’ aggregate balances under the Supplemental Plan as of December 31, 2010. None of the Named Executive Officers received payments under the Supplemental Plan during 2010. For Mr. Parker, the table also includes amounts related to his restricted stock unit awards that vested in 2010.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
John F. Brock	239,764	26,358	190,325	3,704,543
William W. Douglas III	263,026	43,986	58,944	641,766
Hubert Patricot(5)	0	0	6,347	141,942
John R. Parker, Jr.	721,959	12,486	200,905	2,177,391
Suzanne Patterson	3,011	2,532	2,510	29,768

(1)         Contributions to the Supplemental Plan that relate to an executive’s deferrals from salary are included in the “Salary” column of the Summary Compensation Table on page 60. Contribution amounts that relate to deferrals of annual incentives are included in the 2009 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Mr. Parker, the amount shown includes the value of two restricted stock unit awards on the date of their vesting (and any hypothetical dividends credited on that date).

(2)        All company matching contributions to the Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)        A participant’s account under the Supplemental Plan is deemed to be invested in the hypothetical investment options selected by the participant from among the investment options available under the company’s 401(k) plan. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings on nonqualified deferred compensation. For Mr. Parker, the earnings with respect to his deferred vested restricted stock unit award is equal to the increase in value of the shares of our common stock underlying the awards, as well as the crediting of hypothetical dividends that were earned upon the awards’ vesting and since the vesting dates.

(4)        Amounts shown include the executive’s and company’s contributions and associated earnings during 2010 (and for Mr. Parker the value of restricted stock awards that vested in 2010 and any associated earnings on those awards between the vesting date and December 31, 2010), as well as deferrals of salary and annual incentives (together with associated earnings) from prior years’ participation in Legacy CCE’s Supplemental Plan.

(5)        Amounts shown for Mr. Patricot reflect his 2010 earnings and December 31, 2010 account balance under our French company’s defined contribution plan (as converted from euros to U.S. dollars using a December 31, 2010 exchange rate of 1.325). Mr. Patricot has not participated in this plan since his relocation to Great Britain in 2009.

Potential Payments upon Termination or Change in Control

The company has entered into employment agreements with each of the U.S.-based Named Executive Officers that provide for cash payments in the event of the following circumstances:

•	involuntary termination without cause;

•	voluntary termination by the executive for good reason;

•	involuntary termination without cause or voluntary termination for good reason within two years of a change in control of the company; and

•	death or termination due to disability.

Mr. Patricot’s employment agreement with our United Kingdom subsidiary provides for cash payments in the event of his involuntary termination without cause.

The Named Executive Officers’ employment agreements, including the methodology for calculating any payments under these potential termination scenarios and the executives’ obligations to the company under such circumstances, are described beginning on page 54 of the Compensation Discussion and Analysis section of this proxy statement.

The company does not provide any payments, and no equity awards become vested (or option exercise periods extended) in the event of a change of control of the company, unless there is also a subsequent termination event. The company also does not provide any payments, and no equity awards become vested (or option exercise periods extended) if the executive is terminated for cause, except that equity awards may become vested (and the option exercise period extended) if the executive meets the Rule of 75 or Rule of 60 retirement requirements at the time of his or her termination.

The “Potential Termination Scenario Summary Table” that begins on page 74 shows the amount of any cash benefits payable under the various termination events, as well as the value of any equity for which vesting is accelerated upon such an event.

The treatment of equity awards upon termination of employment depends on the reason for the termination and the executive’s age and length of service. The charts below detail the termination provisions of the equity awards held by our Named Executive Officers on December 31, 2010.

Stock Option Awards

2010 Awards. The stock option awards granted in 2010 to our Named Executive Officers provide for the following treatment:

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Involuntary termination without cause or voluntary termination with good reason within two years after a change in control (“Change in Control Termination”)	100% vesting	Option expiration date
Involuntary termination or voluntary termination for good reason (“Severance Termination”)	Pro rata vesting based on service between grant and vesting dates	Option expiration date (Mr. Patricot: 24 months following termination)
Death or disability	100% vesting	60 months after death or termination due to disability (Mr. Patricot: 36 months)

Rule of 60 Retirement (Mr. Patricot only)	100% vesting	48 months after termination (36 months for UK approved options)

Other	Forfeiture	Option expiration date (Mr. Patricot: 6 months after termination)

Pre-2010 Awards. Taking into account the change in control of Legacy CCE that occurred in 2010, the stock option awards granted prior to 2010 to our Named Executive Officers provide for the following treatment:

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination, but Not Exceeding Option Expiration Date)
Change in Control Termination	100% vesting of 2008 and 2009 awards (all others fully vested)	Option expiration date

Death or disability	100% vesting of 2008 and 2009 awards (all others fully vested)	36 months after death or termination due to disability (60 months for pre-2006 awards)
Mr. Patricot: 6 months after death; 36 months after termination due to disability (60 months for pre-2006 awards)

Retirement at or after age 55 with at least 5 years of service if the sum of age and years of service is at least 75 (“Rule of 75 Retirement”)	N/A; awards fully vested	60 months after termination for pre-2006 awards 48 months after termination for 2006 and 2007 awards

Retirement at or after age 55 (Mr. Patricot: age 62) with at least 5 years of service for 2006 and 2007 awards	N/A: awards fully vested	48 months after termination

Retirement at or after age 55 (Mr. Patricot: age 65) with at least 5 years of service for 2008 and 2009 awards (“Rule of 60 Retirement”)	100% vesting	48 months after termination (Mr. Patricot: 36 months after termination)

Other	Forfeiture	6 months after termination

Performance Share Unit Awards

If a senior officer’s employment with the company terminates before his or her 2007 through 2010 performance share unit awards have vested, the following terms apply:

2010 PSU Award

Termination Event	Applicable Terms
Severance Termination	Service-vesting condition waived pro-rata on pro rata portion of the award earned, if any, as of December 31, 2011

Rule of 60 Retirement (Mr. Patricot only)	Service-vesting condition waived on a pro-rata portion of the award, if any earned as of December 31, 2011

Death, disability or Change of Control Termination	Service-service condition waived on 100% of the award’s target portion if event before December 31, 2011 and earned portion if event occurs on or after that date

Other	PSUs forfeited on the termination date

2009 PSU Award

Termination Event	Applicable Terms
Death, disability or Severance Termination	100% of award already earned vests

Rule of 60 Retirement on or after January 1, 2011 and before November 4, 2011	Pro-rata portion of award vests

Rule of 60 Retirement on or after November 4, 2011	100% of the award already earned vests

Other	Award forfeited on the termination date

2008 PSU Award

Termination Event	Applicable Terms
Rule of 60 Retirement (Mr. Patricot: Retirement is age 65)	Pro-rata portion of earned award vests immediately

Death, disability or Severance Termination	100% of the earned award vests

Other	Award forfeited on the termination date

2007 PSU Award

Termination Event	Applicable Terms
Rule of 75 Retirement	Pro rata portion of earned award vests immediately

Death, disability or Severance Termination	100% of earned award immediately vested

Other	Award forfeited on the termination date

Restricted Stock/Restricted Stock Unit Awards

2006-2009 Restricted Stock and Restricted Stock Unit Awards

If a senior officer’s employment with the company terminates before his or her restricted stock or RSU awards have vested, the following terms apply:

Termination Event	Applicable Terms
Death, disability	100% of the award vests immediately

Severance Termination (U.S.-based senior officers only)	100% of the award will vest immediately

Other	Award forfeited on the termination date.

2010 Inaugural Restricted Stock Unit Awards

If a senior officer’s employment with the company terminates before his or her 2010 inaugural RSU award has vested, the following terms apply:

Termination Event	Applicable Terms
Death or disability	100% of the award immediately vests

Rule of 60 Retirement or involuntary termination or, within 2 years of a change in control, voluntary termination for good reason (Mr. Patricot only)	A pro rata portion of the award will vest immediately

Severance Termination (U.S.-based senior officers only)	100% of the award will immediately vest

Other	Award forfeited on the termination date

Potential Termination Scenario Summary Table

The amounts shown in the table below assume that the specified hypothetical triggering event (termination or change in control, as applicable) occurred on December 31, 2010. (A change in control without a subsequent termination is not an event that triggers any cash payments or the acceleration of any equity award’s vesting.)

Values shown in the table and footnotes below are based on the closing price of the company’s stock on December 31, 2010, which was $25.03. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards for which vesting has not been accelerated or performance requirements waived on account of the triggering event. Other relevant assumptions and explanations are provided in the footnotes following the table.

		Potential Payments upon Termination or Change in Control
Named Executive Officer	Payment Type	Involuntary Termination w/o Cause		Voluntary Termination for Good Reason		Termination within 2 Years of Change in Control (Involuntary or Good Reason Termination Required)		Voluntary Termination w/o Good Reason or Rule of 60/75 Retirement	Death/ Disability

John F. Brock	Cash	$14,110,000	(1)	$14,110,000	(1)	$14,110,000	(1)	$0	$28,110,000
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(3)	56,224,861		56,224,861		$65,007,065		$0	$65,007,065
	Intrinsic Value of Options after Vesting Acceleration(3)	15,174,537		15,174,537		$15,456,448		$0	$15,456,448

	Total	$85,509,398		$85,509,398		$94,573,513		$0	$108,573,513

William W. Douglas III	Cash	$6,050,000	(1)	$6,050,000	(1)	$6,050,000	(1)	$0	$9,050,000	(2)
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(3)	11,832,994		11,832,994		$13,412,376		$0	$13,412,376
	Intrinsic Value of Options after Vesting Acceleration(3)	3,262,253		3,262,253		$3,322,646		$0	$3,322,646

	Total	$21,145,247		$21,145,247		$22,785,022		$0	$25,785,022

Hubert Patricot	Cash	$2,162,400	(1)	$0		$2,162,400	(1)	$0	$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(3)	7,965,021		$0		$10,545,965		$0	$10,545,965
	Intrinsic Value of Options after Vesting Acceleration(3)	2,167,509		$0		$2,215,823		$0	$2,215,823

	Total	$12,294,929		$0		$14,924,188		$0	$12,761,788

John R. Parker, Jr.	Cash	$5,254,000	(1)	$5,254,000	(1)	$5,254,000	(1)	$0	$7,254,000	(2)
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(3)	7,574,756		7,574,756		$8,628,442		$5,857,592	$8,628,442
	Intrinsic Value of Options after Vesting Acceleration(3)	2,127,530		2,127,530		$2,167,812		$2,125,161	$2,167,812

	Total	$14,956,286		$14,956,286		$16,050,253		$7,982,753	$18,050,253

Suzanne Patterson	Cash	$2,480,000	(1)	$2,480,000	(1)	$2,480,000	(1)	$0	$3,230,000	(2)
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(3)	2,607,522		2,607,522		$3,002,349		$0	$3,002,349
	Intrinsic Value of Options after Vesting Acceleration(3)	453,520		453,520		$468,633		$0	$468,633

	Total	$5,541,043		$5,541,043		$5,950,982		$0	$6,700,982

(1)        For the Named Executive Officers (other than except Mr. Patricot), amount shown is the lump-sum cash severance benefit provided for under the terms of the executive officer’s employment agreements in the event the executive officer is involuntarily or constructively terminated without cause or the executive officer voluntarily terminates for good reason. These amounts are equal to: (a) the officer’s annual base salary as of December 31, 2010 plus his or her MIP target award, multiplied by three (the number of full years remaining in his or her employment term as of that date); and (b) the amount of his or her retention award.

For Mr. Patricot, amount shown is a lump-sum cash severance benefit provided for under his employment agreement, which is his salary as of December 31, 2010 plus his MIP target award, multiplied by two. The conversion to U.S. dollars from euros is based on the December 31, 2010 exchange rate of 1.325.

Although the terms of the agreements and equity awards may vary somewhat, generally, “cause” is defined as (a) gross misconduct by the executive that is materially detrimental to the company, (b) acts of personal dishonesty or fraud by the executive toward the company, or (c) the executive’s conviction of a felony. “Good reason” generally means (a) a material diminution of duties, responsibilities or authority, (b) a reduction in salary or annual target MIP award opportunity, or (c) a change from the work location specified in the executive’s employment agreement.

(2)        For the Named Executive Officers (other than except Mr. Patricot), amount shown is the lump-sum cash severance benefit provided under the terms of the executive officer’s employment agreements, which is equal to: (a) the officer’s annual base salary as of December 31, 2010 plus his or her MIP target award, multiplied by three (the number of full years remaining in his or her employment term); (b) the amount of his or her retention award, and (c) the cash value of the two annual long-term incentive awards.

(3)        Amounts shown reflect the intrinsic value of stock-based awards and options with respect to which, under the terms of the applicable grant documents and/or employment agreements, (i) service conditions to vesting would be waived upon the occurrence of the termination scenario, and/or (ii) any applicable performance conditions that have not previously been satisfied would be waived under such scenario.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	15,006,502	(2)	$13.69	(3)	22,033,160	(4),(5)
Equity compensation plans not approved by security holders	0		N/A		0
Total	15,006,502		$13.69		22,033,160

(1)        The Coca-Cola Enterprises, Inc. Long-Term Incentive Plan (the “Legacy Plan”), the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Plan”) and the Coca-Cola Enterprises, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”) were adopted by International CCE Inc. and approved by its sole shareowner Coca-Cola Enterprises Inc. prior to, and contingent upon, the completion of the transaction between Coca-Cola Enterprises Inc. and The Coca-Cola Company, which is described on page 36.

(2)        Represents shares of our common stock issuable pursuant to the following outstanding equity awards:

•

Under the Legacy Plan: 8,231,707 stock options, 676,457 unvested restricted stock units and 3,135,974 unvested performance stock units for which the performance conditions to vesting have been satisfied, as well as 27,982 fully vested restricted stock units that are payable at a specified future date;

•

Under the 2010 Plan: 1,193,960 stock options, 774,742 unvested restricted stock units and 555,302 unvested performance share units (assuming the performance conditions to vesting are met for the target award); and

•	Under the Directors Plan: 410,378 fully vested phantom stock units that are payable upon the director’s departure from the board.

(3)        The weighted-average exercise price shown in column (b) relates only to the 9,425,667 outstanding stock options issuable under the Legacy Plan and 2010 Plan.

(4)         Represents shares of our common stock issuable pursuant to future awards under the following equity plans: 4,492,203 shares under the Legacy Plan, 17,473,427shares under the 2010 Plan and 67,530 shares under the shareowner-approved component of the Directors Plan. We note, however, that the shares authorized for issuance under the Legacy Plan were to be related solely to the conversion of outstanding awards made by Legacy CCE and held by employees of CCE as of October 2, 2010, and that no additional awards may be granted after October 2, 2010. Therefore, the 4,492,203 shares under the Legacy Plan that are included in column (c) will not be subject to future awards. Similarly, under the shareowner-approved section of the Directors Plan, 67,530 more shares were authorized for issuance than were used to cover the conversion of phantom stock units held by our directors on October 2, 2010, and the plan does not permit future awards from the remaining shares authorized for issuance solely for this purpose. Therefore, the 67,530 shares under the Directors Plan that are included in column (c) will not be subject to future awards.

(5)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•

Under the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors, shares are issued to the extent that a participant’s deferred compensation account is credited with phantom stock units. In addition to the phantom stock units related to the participants’ voluntary deferrals of their compensation, the plan provides for quarterly credits of phantom stock units equal in value to $30,000, with the number of such units based on the closing price of our stock on the last trading day of the previous quarter. In 2010, this per-quarter value was provided on November 5, 2010, based on the closing trading price on that date. This plan will terminate on October 2, 2020, unless extended by our board and approved by the shareowners.

•

Under the Coca-Cola Enterprises UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer. Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on October 2, 2020, unless extended by our board of directors and approved by the shareowners.

•

Under the Belgian and Luxembourg Stock Savings Plan (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our subsidiaries in Belgium and Luxembourg elect to contribute from their pay, as well as matching contributions made by their employer. Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution that is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for two years (four years for participants in Luxembourg). This plan will terminate on October 2, 2020, unless extended by our board of directors and approved by the shareowners.

2.	ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are submitting an advisory “Say on Pay” resolution for shareowner consideration.

As described in the Compensation Discussion and Analysis section that begins on page 40 of this proxy statement, we believe that our executive compensation program is designed to support the company’s long-term success by achieving the following objectives:

•	Attracting and retaining talented senior executives,

•	Tying executive pay to company and individual performance,

•	Supporting our annual and long-term business strategies, and

•	Aligning executives’ interests with those of our shareowners.

We urge shareowners to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This information provides detailed information regarding our executive compensation program, policy and processes, as well as the compensation of our Named Executive Officers.

The board of directors requests that shareowners approve the follow advisory resolution at the 2011 annual meeting:

RESOLVED, that the shareowners of Coca-Cola Enterprises, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareowners.

Because this vote is advisory, it will not be binding upon the board of directors or the Human Resources and Compensation Committee. However, the Human Resources and Compensation Committee we will take the outcome of the vote into account when considering future executive compensation arrangements.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote in favor of the company’s executive compensation program by voting FOR this proposal.

3.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY SHAREOWNER VOTES ON EXECUTIVE COMPENSATION PROGRAM

In accordance with the Dodd-Frank Act, we are asking shareowners to vote on whether future advisory votes on our Named Executive Officers’ compensation program should occur every year, every two years, or every three years.

After careful consideration, the board of directors believes that submitting the advisory vote on executive compensation on an annual basis is appropriate for CCE and its shareowners at this time. We view the advisory vote on the compensation of our Named Executive Officers as an additional, but not the only, opportunity for our shareowners to communicate with us regarding their views on our executive compensation programs.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Notwithstanding the board’s recommendation and the outcome of the shareowner vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareowners and the adoption of material changes to our compensation programs.

Shareowners will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Shareowners are not voting to approve or disapprove the board’s recommendation.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote to conduct future advisory votes on executive compensation program every YEAR.

4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, which is composed entirely of independent directors, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our board of directors has unanimously endorsed this appointment. Ernst & Young has served as Legacy CCE’s and our independent auditors since 1986, and our management considers the firm to be well qualified.

While the Audit Committee is responsible for the appointment, compensation, oversight, retention, and termination of the independent registered public accounting firm, the Audit Committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the Audit Committee may investigate the reasons for shareowner rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareowners.

A formal statement by representatives of Ernst & Young LLP is not planned for the annual meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

Audit and Non-Audit Fee Table

In connection with its audit of our 2010 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms under which Ernst & Young LLP will perform services for us.

The following table sets forth the fees for services Ernst & Young LLP provided in 2010 and 2009.

	2010	2009
Audit fees(1)	$9,855,000	$6,950,000
Audit-related fees(2)	451,000	620,000
Tax fees(3)	390,000	30,000
All other fees(4)	2,000	10,000

	$10,698,000	$7,610,000

(1)         Represents professional fees related to the transaction, in addition to the normal professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of international subsidiaries’ financial statements, review of the consolidated quarterly financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.

(2)         Represents professional fees for pension plan audits, certain accounting consultations, and other attest engagements.

(3)        Represents professional fees for tax advisory services for assistance with analyses of tax laws, regulations and other rules in 2010.

(4)         Represents subscription fees to an on-line accounting research tool in 2010 and 2009.

Preapproval by Audit Committee

Under the Audit Committee’s charter, which can be found on our website at www.cokecce.com under “Corporate Governance” then “Board of Directors,” the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited. There is no de minimis exception to the committee’s preapproval procedures. All of the nonaudit services were approved by the committee to ensure compatibility with maintaining Ernst & Young LLP’s independence.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors who are independent directors as defined under the New York Stock Exchange corporate governance listing standards. The committee operates under a written charter adopted by the Board of Directors. Pursuant to that charter, the committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of the Company’s financial statements and financial reporting process;

•	The adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, as well as its disclosure controls and procedures;

•	The effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company;

•	The selection of the Company’s independent auditors and the performance of the independent auditors and the Company’s internal audit function;

•	The independent auditors’ qualifications and independence;

•	The Company’s compliance with ethics policies and legal and regulatory requirements; and

•	The preparation of the report of the committee to be included in the company’s annual proxy statement.

The committee met 10 times (for Legacy CCE and also for the company) either in person or by telephone during 2010. In the course of those meetings, the committee met with management, including collective and individual meetings with the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the Chief Compliance and Risk Officer, and the Vice President, Internal Audit, and also met with the Company’s independent auditors, Ernst & Young LLP, both with and without management present.

As stated above, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as Ernst & Young, which is responsible for expressing an opinion of the conformity of those financial statements to generally accepted accounting principles and for auditing the Company’s internal controls over financial reporting and expressing an opinion on the effectiveness of those controls.

In fulfilling its oversight responsibilities, the committee has reviewed and discussed with management and Ernst & Young the Company’s audited financial statements, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of the Company’s internal controls over financial reporting. The committee reviewed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards, AU section 368 (SAS No. 61), Communication with Audit Committees, as amended, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee received the written disclosures and the letter from Ernst & Young to the committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.

Based on the foregoing reviews and discussions, and in reliance on management and Ernst & Young as described above, the committee recommended to the Board of Directors that the 2010 audited consolidated financial statements of Coca-Cola Enterprises, Inc. be included in the Annual Report of Coca-Cola Enterprises, Inc. on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Donna A. James, Chair
Suzanne B. Labarge
Garry Watts
February 7, 2011	Phoebe A. Wood

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year.

5.	SHAREOWNER PROPOSAL

The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, as the owner of 450 shares of our common stock. The proposal will be voted upon at the annual meeting if the proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote.

The proposal plus a supporting statement submitted by the proponent, exactly as submitted, is as follows:

RESOLVED: That the shareholders of Coca-Cola Enterprises, Inc., (“CCE” or “Company”) urge the Board of Directors to adopt a policy of obtaining shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.0 times the sum of the executive’s base salary plus bonus.

“Severance agreement” includes any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from CCE, including employment agreements; retirement agreements; change in control agreements; and, agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payments of any “gross-up” tax liability; the estimated present value of periodic retirement payments; equity and the accelerated vesting of equity; fringe benefits; and, consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: Last year a similar resolution seeking shareholder approval of certain executive severance agreements won 43 percent of the vote by investors. It was the fifth consecutive year that this reform won more than 30 percent support, which represents majority support when excluding shares then held by The Coca-Cola Company and insider holders. We believe this sustained high vote is attributable to investors’ concerns about CCE’s history of rewarding poor-performing executives with excessive severance packages.

When John Alm left CCE in December 2005 after serving only two years as CEO and presiding over lackluster sales and earnings growth and poor stock performance, he received $2.1 million; $6.5 million credit to his CCE supplemental savings and investment account with an $859,000 pension enhancement; $4 million in stock; and, healthcare.

In awarding this package, the Board defied severance guidelines adopted by the Compensation Committee earlier that year, approving severance benefits for Alm that exceeded the maximum allowable under the guidelines by more than 50 percent.

While severance agreements may be appropriate in some circumstances, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out more than two times the amount of an executive’s salary and bonus.

CCE argues that adoption of this proposal is unnecessary because in 2007 the Compensation Committee adopted the Executive Severance Plan, which prescribes a reduced level of severance benefits than provided under previous agreements. However, given CCE’s history of disregarding its own severance guidelines, we have no confidence that the Board will adhere to the plan.

Although the Dodd-Frank Wall Street Reform and Consumer Protection Act requires companies involved in a change in control to seek shareholder approval of related golden parachute agreements, we believe shareholders should have the right to vote on all executive severance agreements that provide for payments in excess of two times the sum of base salary plus bonus, regardless of whether a change in control is involved. Further, we believe shareholders should have the right to vote on such agreements before they are ratified.

We urge shareholders to vote FOR this proposal.

Company Response to Shareowner Proposal

The Company opposes the Proposal because it is wholly unnecessary, and because, if the policy described in the Proposal were adopted, it would materially hamper the ability of the Company to attract, retain and motivate the highest quality and most talented senior executive team.

The Company’s compensation policies and procedures are robust and effective. The Human Resources and Compensation Committee oversees all matters regarding senior officer compensation. That Committee reviews any severance arrangement to determine whether it is in the best interest of the Company and its shareowners.

Moreover, each of the Company’s senior officers is already subject to an agreement that expressly governs the rights of the parties upon termination. Senior executives John Brock, Bill Douglas, John Parker and Sue Patterson each entered into three-year employment and retention agreements with the Company in connection with the 2010 merger transaction with The Coca-Cola Company (the Transaction). Hubert Patricot had a pre-existing employment agreement with the Company’s United Kingdom subsidiary that remains in place after the Transaction. Each of these contracts, described in detail during the Transaction approval process, provides specific severance pay and benefits in the event of termination of employment under certain circumstances. By its terms the Proposal would only apply to future senior officer severance arrangements, and for the next three years all such severance rights are fully established for the Company’s senior leadership team.

In addition to the Board’s belief that the Proposal relates to circumstances that would not arise for several years, the Proposal would severely impair the proper functioning of the Company’s efforts to attract, retain and motivate new members to its senior leadership team. Importantly, the Proposal does not call for a non-mandatory “referendum” on future agreements. To the contrary, under the Proposal, pre-approval would be a pre-condition to any such future severance agreement. In other words, absent pre-approval by shareowners, a future severance agreement could not become effective.

The Company has approximately 12,000 registered and beneficial shareowners. Calling a special meeting of shareowners to approve a contract prior to completing an employment agreement or concluding a severance arrangement with an executive would be wholly impractical and expensive. Not only would the shareowner pre-approval cause a significant delay — as the Company prepared for, noticed and staged a special meeting of shareowners, all at the very moment when alacrity is often most needed to assure the efficient and effective continuity of management — the Company also would incur significant expense in delivering proxy statements and holding the special meeting.

Placing such a laborious and confounding obstacle in the way of executive recruitment and retention would likely cause severe harm. Top officer candidates, when informed that their employment agreements would need shareowner approval, may very well decide to look elsewhere rather than face such a lengthy and uncertain process.

It would not be practical simply to avoid shareowner approval by agreeing to severance arrangements for an amount less than the 2X cap. Particularly with regard to highly sought-after executives, it is invariably the case that employment agreements require at least the partial vesting of stock rights upon severance. Any agreement that permitted even a pro rata vesting of stock rights upon severance would nearly always cause the severance amount to exceed the 2X cap.

The Board believes that its current practices are more than appropriate and reasonable to assure full protection to the Company and its shareowners while also providing the agility to deal with recruitment and severance in a manner that is effective and in the best interest of shareowners. The employment and retention agreements currently in place also completely address senior officer severance issues for the next three years. For all of these reasons, the Board of Directors opposes the Proposal.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote AGAINST the proposal requesting a shareowner vote to approve certain severance arrangements.

SHAREOWNER PROPOSALS FOR 2012 ANNUAL MEETING

Nominations of persons for the election to our board of directors and the proposal of other business for consideration by the shareowners at the 2012 annual meeting of shareowners will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement pursuant to the SEC’s Rule 14a-8 or other applicable rules, the proposal (meeting all of the requirements set forth in such rules and related SEC rules and interpretations) is received by our corporate secretary on or before November 4, 2011; or

•

if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after December 28, 2011 but on or before January 27, 2012 (unless the 2012 annual meeting is not scheduled to be held within the period between March 27 and July 5, in which case our by-laws prescribe an alternate deadline). These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

The summary in the two bullet points above is not intended to be complete and is qualified by the text of our by-laws, which are available upon request from our corporate secretary.

In addition, the shareowner proponent or a representative of the proponent must appear in person at the 2012 annual meeting to present such proposal.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to: corporate secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote the shares for which they hold proxies in their discretion.

Atlanta, Georgia

March 4, 2011

Cocacola Enterprises,Inc.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date COCA-COLA ENTERPRISES, INC. M29780-P07634 2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. To approve, by non-binding vote, the executive compensation program. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 01) Jan Bennink 02) John F. Brock 03) Calvin Darden 04) L. Phillip Humann 05) Orrin H. Ingram II 06) Donna A. James 1. Election of twelve directors for terms expiring at the 2012 annual meeting: NOMINEES: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Vote On Proposals Vote on Directors 07) Thomas H. Johnson 08) Suzanne B. Labarge 09) Véronique Morali 10) Garry Watts 11) Curtis R. Welling 12) Phoebe A. Wood NOTE: Please sign, date, and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. 0 3. To recommend, by non-binding vote, the frequency of executive compensation program votes. 1 Year 2 Years 3 Years Abstain The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1. 0 0 0 0 For Against Abstain 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2011. 5. Shareowner proposal to request shareowner approval of certain severance agreements. The Board of Directors recommends a vote FOR Proposal 4. In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof. The Board of Directors recommends a vote AGAINST Proposal 5. The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends you vote 1 YEAR FOR Proposal 3. 00 0 000 0 0 0

Cocacola Enterprises, Inc. Address Changes/Comments: (If you noted any address changes/comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side.) M29781-P07634 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Please bring this portion of the proxy card and a suitable form of personal photo identification for admission to the Annual Meeting If voting shares over the Internet or telephone, there is no need to mail back the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m. EDT, April 25, 2011. Voting is important - thank you for voting! ATTENDEES: No cell phones, cameras, recording equipment or other electronic devices, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COCA-COLA ENTERPRISES, INC. The undersigned hereby appoints John R. Parker, Jr. and William T. Plybon and each of them, with power to act without the other and power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coca-Cola Enterprises, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held April 26, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the twelve director nominees, FOR Proposal 2, FOR 1 YEAR with regard to Proposal 3, FOR Proposal 4, and AGAINST Proposal 5, and as the proxies deem advisable on all other matters that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If you mark no boxes, these shares will be voted in accordance with the Board of Directors’ recommendations. Annual Meeting of Shareowners Tuesday, April 26, 2011, 8:30 a.m. EDT Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, GA ELECTION OF TWELVE DIRECTORS TO APPROVE, BY NON-BINDING VOTE, THE EXECUTIVE COMPENSATION PROGRAM TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF EXECUTIVE COMPENSATION PROGRAM VOTES RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL OF CERTAIN SEVERANCE AGREEMENTS AGENDA

Cocacola Enterprises,Inc M29794-P07634 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. COCA-COLA ENTERPRISES, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2011. 2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339 Meeting Information Meeting Type: Annual Meeting For holders as of: February 28, 2011 Date: April 26, 2011 Time: 8:30 AM EDT Location: Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, GA 30339 See the reverse side of this notice to obtain proxy materials and voting instructions.

M29795-P07634 How To Vote Please Choose One of the Following Voting Methods Vote In Person: At the meeting you will need to request a ballot to vote these shares. ATTENDEES: Please bring this Notice and a suitable form of personal photo identification for admission to the meeting. No cell phones, cameras, recording equipment or other electronic devices, or large bags, briefcases, or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2011 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX

Voting Items M29796-P07634 2. To approve, by non-binding vote, the executive compensation program. 1. Election of twelve directors for terms expiring at the 2012 annual meeting: NOMINEES: 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2011. 5. Shareowner proposal to request shareowner approval of certain severance agreements. In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof. 3. To recommend, by non-binding vote, the frequency of executive compensation program votes. The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1. The Board of Directors recommends a vote AGAINST Proposal 5. The Board of Directors recommends a vote FOR Proposal 4. The Board of Directors recommends you vote 1 YEAR FOR Proposal 3. The Board of Directors recommends a vote FOR Proposal 2. 01) Jan Bennink 02) John F. Brock 03) Calvin Darden 04) L. Phillip Humann 05) Orrin H. Ingram II 06) Donna A. James 07) Thomas H. Johnson 08) Suzanne B. Labarge 09) Véronique Morali 10) Garry Watts 11) Curtis R. Welling 12) Phoebe A. Wood

M29797-P07634